SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                                               (Amendment No. 3)


Filed by the Registrant                              [ X ]

Filed by a Party other than the Registrant           [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

             Super 8 Motels, Ltd., a California limited partnership
                (Name of Registrant as Specified In Its Charter)


                                      N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.


[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                  -------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:


                  ------------------------------------------------------


         5)       Total fee paid:


                  ------------------------------------------------------

[X]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         1)       Amount Previously Paid:


                  $2,420


         2)       Form, Schedule or Registration Statement No.:


                  Schedule 14A


         3)       Filing Party:


                  Registrant


         4)       Dated Filed:


                  May 15, 1998

                                                       REVISED PRELIMINARY COPY




                         CONSENT SOLICITATION STATEMENT



                       PROPOSED ACTIONS BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                              SUPER 8 MOTELS, LTD.,
                        A CALIFORNIA LIMITED PARTNERSHIP

                               October ____, 1998

                                  INTRODUCTION

               The limited partners (the "Limited  Partners") of SUPER 8 MOTELS,
LTD., a California limited partnership (the "Partnership"), are being asked by the Partnership and Grotewohl Management Services, Inc. (the "General Partner") to consider and approve by written consent the proposed sale of all of the Partnership's interests in real property and related personal property (the "Properties") for an aggregate purchase price of $12,100,000, and the dissolution of the Partnership, which proposal is described hereinafter ("Proposal #1"). It is estimated that the sale of the Properties pursuant to Proposal #1 would result in total additional distributions to the Limited Partners in the approximate amount of $2,000 per each original $1,000 unit of limited partnership interest. If Proposal #1 is approved and the proposed sale is consummated, among other things, all of the Partnership's assets will be liquidated and the Partnership will be dissolved. (See "Effects of Approval of the Proposals" below.)

               If Proposal #1 is approved, the Partnership will be authorized to sell the Properties to Tiburon Capital Corporation, or a nominee thereof (the "Buyer"). As discussed below under "Purchase Agreement," Mark Grotewohl, a former employee of the Partnership and the son of the two owners of the General Partner, is an affiliate of the Buyer.

               The  Limited   Partners  are  urged  to  consider  the  following
additional factors:

               - The Buyer is engaging in the transaction in order to make a profit by operating the Properties, and the Buyer's interests differ from those of the Limited Partners. (See "Purchase Agreement" and "Special Factors.")

               - The General Partner is subject to conflicts of interest, including conflicts arising from the settlement of lawsuits (see "Legal Proceedings"), which may have impacted its decision to sell the Properties, its conduct of negotiations leading to the proposed sale of the Properties and its recommendation with respect thereto. (See "Conflicts of Interest.")

               - The General Partner did not list the Properties for sale to obtain competitive bids. Instead, the General Partner obtained a formal appraisal of the Properties upon which the purchase price therefor is based. (See "Special Factors" and "Conflicts of Interest.") It is possible, then, that the Partnership might have received a higher price for the Properties if it had solicited offers by listing the Properties.

               - The appraiser may be subject to conflicts of interest in that it has prepared other appraisals for the General Partner. (See "Appraisal of the Properties/Fairness Opinion.")

               - The General Partner did not retain an unaffiliated representative to act solely on behalf of the Limited Partners in negotiating the terms of the proposed transaction. (See "Special Factors.")

               - The Limited Partners will be allocated taxable gain if the Properties are sold. (See "Effects of Approval of the Proposals - Federal Income Tax Consequences.")

               Specifically, the Limited Partners are being asked to approve the following Proposals:

               Proposal #1. An amendment to the Partnership Agreement to grant to the General Partner authority to sell the Properties and related personal property to the Buyer, notwithstanding that the Buyer is an Affiliate of Mark Grotewohl; to dissolve and wind up the affairs of the Partnership; to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with the Partnership Agreement; to terminate the Partnership; and to take any action deemed necessary or appropriate by it to accomplish the foregoing. The exact wording of such amendment is set forth under "Amendments to Partnership Agreement."

               Proposal #2. An amendment to the Partnership Agreement to grant to the General Partner authority, without the further approval of the Limited Partners, to sell the Properties, or any one of them, if the purchaser is not an affiliate of the General Partner, and if such sale is for "all cash," and represents for any motel an amount equal to or greater than the amount reflected in an appraisal which is not more than 15 months old at the date the purchase agreement is executed; to dissolve and wind up the affairs of the Partnership; to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with the Partnership Agreement; to terminate the Partnership; and to take any action deemed necessary or appropriate by it to accomplish the foregoing. The exact wording of such amendment is set forth under "Amendments to Partnership Agreement."

               If the Limited Partners approve Proposal #1, Proposal #2 (whether approved or not) will be of no force and effect unless the sale to the Buyer pursuant to Proposal #1 is not consummated. If the Properties are not sold pursuant to Proposal #1 (either because Proposal #1 is not approved or because Proposal #1 is approved but the Properties are not sold to the Buyer) and Proposal #2 is approved by the Limited Partners, the General Partner will endeavor to sell the Properties pursuant to Proposal #2.

               If the Limited Partners approve Proposal #1, closing of the sale will be subject to certain terms and conditions, including the availability of sufficient debt financing to the Buyer. (See "Purchase Agreement.") If the sale is consummated, distributions will be made to the Limited Partners in accordance with the terms of the Partnership's Certificate and Agreement of Limited Partnership (the "Partnership Agreement"). In an amendment to the settlement agreement respecting the lawsuits discussed below (see "Legal Proceedings"), the Partnership agreed to close the proposed transaction within a 30-day period after approval thereof by the Limited Partners, so as to provide the Limited Partners with the proceeds from the sale as quickly as possible.

               Proposal #1 and Proposal #2 are subject to the approval of a majority-in-interest of the Limited Partners. If the Limited Partners do not approve Proposal #1 or Proposal #2, the Partnership will continue to conduct its operations as usual.

               The purchase agreement was executed on April 30, 1998 by John F. Dixon and William R. Dixon, Jr., on behalf of the Buyer, and Philip B. Grotewohl and David P. Grotewohl, on behalf of the Partnership. The purchase agreement also covers the proposed sale of the properties of four other California limited partnerships as to which the General Partner serves as general partner. The term of all such purchases are identical, except for the amount being offered for each property. The Buyer has the right to rescind the purchase agreement if any of the five partnerships fails to approve the sale of its property or properties to the Buyer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

               This Consent Solicitation Statement and the enclosed form of Actions By Written Consent of Limited Partners (the "Consent") were first sent to the Limited Partners on or about October __, 1998.

               Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before October __, 1998 (unless extended by the General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for the proposals are given on an executed and returned Consent, Units so represented will be voted in favor of the proposals. The General Partner will take no action with respect to the proposals addressed herein except as specified in the duly executed and returned Consents.

               The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the General Partner, either in person or by telephone or telegram.

                                TABLE OF CONTENTS
                                                                           Page

Special Factors.............................................................. 1
Outstanding Voting Securities and Voting Rights.............................. 5
Consent Under Partnership Agreement.......................................... 7
The Properties and the Partnership's Business................................ 7
  Narrative Description of Business.......................................... 7
      (a)      Franchise Agreements.......................................... 7
      (b)      Operation of the Motels....................................... 8
      (c)      Competition................................................... 8
  Properties................................................................. 9
    (a)  Sacramento County................................................... 9
    (b)  South San Francisco.................................................12
    (c)  Modesto.............................................................13
Management...................................................................13
Purchase Agreement...........................................................14
Conflicts of Interest........................................................16
Effects of Approval of the Proposals.........................................17
  General....................................................................17
  Determination and Use of Net Proceeds......................................17
  Federal Income Tax Consequences............................................19
    (a)  General.............................................................19
    (b)  Characterization of Gain............................................19
  Dissolution of the Partnership.............................................20
Appraisal of the Properties/Fairness Opinion.................................20
Legal Proceedings............................................................23
Amendments to Partnership Agreement..........................................26
Financial Information........................................................27
  Selected Partnership Financial Data........................................27
  Management's Discussion and Analysis of Financial Condition and
    Results of Operations....................................................27
      I.  Fiscal Year Financial Statements...................................27
               (a)    Liquidity and Capital Resources........................27
               (b)    Results of Operations..................................28
      II.  Interim Financial Statements......................................33
               (a)    Liquidity and Capital Resources........................33
               (b)    Results of Operations..................................33
  Other Financial Information................................................33
Financial Statements.........................................................F-i


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


                                 SPECIAL FACTORS

               A number of special factors apply to the Proposals. Some factors are described more fully elsewhere in this Consent Solicitation Statement and should be read in conjunction with the rest of this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully.

               The primary purpose of the Proposals is to provide Limited Partners with an opportunity to liquidate their investment in the Partnership. Based on (i) comments and questions from Limited Partners with respect to a liquidation of their investment, (ii) the lack of a public market for the Units, and (iii) the duration of the Partnership, the General Partner believes such liquidity is desired by the Limited Partners.

               The Partnership was formed in 1978 and its three motel properties located in South San Francisco, Sacramento County and Modesto, California opened for business during the years 1979, 1980 and 1980, respectively.

               During recent years, increasing levels of earnings have resulted in increased fair market values for the Properties. This Consent Solicitation Statement has been prepared to ask the Limited Partners to approve the sale of the Properties for cash in the amount of the aggregate appraised fair market values of $12,100,000.

               It has always been the intention of the Partnership to liquidate the Properties when it became apparent that the best interests of the Limited Partners would be served by doing so. The General Partner has received inquiries from the Limited Partners over the years as to when the Properties were to be sold and the Partnership liquidated. Its response, until recently, has been that because of overbuilt and depressed motel market conditions, the time was not right for a sale of the Properties. Conditions have changed, and the General Partner believes that the Properties should be sold now and the Partnership liquidated.

               During September and October 1997, Everest Properties II, LLC, a member of an affiliated group of entities which is the second largest investor group in the Partnership (the "Everest Group"), made an offer to purchase the Properties and the motel properties of four other California limited partnerships as to which the General Partner serves as general partner (the Partnership and the four other partnerships are referred to herein as the "GMS Partnerships"). The purchase price set forth in the October offer for the Properties was $8,351,230, a price far below $12,100,000, the recent appraised value and the price offered in Proposal #1. The General Partner rejected the prior offer. Subsequent conflicts between the Everest Group and the Partnership resulted in lawsuits. Inasmuch as the General Partner agreed with the Everest Group in principle that the Properties should be sold, a settlement was reached whereby, among other things, the General Partner agreed to take steps to sell the Properties and the properties of the other GMS Partnerships, and the lawsuits were dismissed. (See "Legal Proceedings.") In an amendment to the settlement agreement, the Everest Group agreed to vote its Units in favor of Proposal #1. (See "Outstanding Voting Securities and Voting Rights.")

               The General Partner considered seeking third party buyers for the Properties, and would do so if Proposal #2 were approved and Proposal #1 were disapproved, but believes that the transaction structure of Proposal #1


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

represents a more favorable option to expedite the liquidation of the Limited Partners' interests in the Partnership. Although the solicitation of third party bids might have resulted in a higher price for the Properties, the General Partner believes that inasmuch as the Partnership has obtained an independent appraisal of the Properties, there is little likelihood of obtaining bids in the immediate future on more favorable terms than those offered by Tiburon Capital Corporation. It is also possible that a delay in pursuing the Buyer's offer by listing the Properties would have resulted in the loss of that offer. In this regard, prior to negotiating the terms represented by Proposal #1, the General Partner received in writing from two real estate brokers who are not affiliated with the Partnership or the General Partner suggested sale strategies for the sale of the Properties and the properties of the other GMS Partnerships. One broker suggested a sealed bid sales strategy with an emphasis of obtaining a single purchaser or a minimum number of purchasers. This broker presented a value for the eight properties which, in the aggregate, was slightly lower than the aggregate of those in the proposed transactions. However, the values assigned to each property were, in some instances, lower than those of the proposed transactions and, in other instances, higher. The other broker suggested that the properties would derive the highest value if sold as a portfolio. The list price determined by this broker was substantially the same as that of the proposed transactions. This broker also suggested that a higher list price might be appropriate for a buyer trying to break into the California lodging industry. Nonetheless, under each strategy presented by this broker, the prices assigned to each of the eight properties were, in some instances, lower than those of the proposed transactions and, in other instances, higher. (Limited Partners should be aware that "list" prices and "values" are prices assigned by brokers to position properties for ultimate sale over a period of time. Such estimated prices are not intended to be appraised values, are not the result of the rigorous efforts entailed in producing appraised values, may reflect marketing strategy more than an honest estimate of the probable value and, therefore, may not accurately reflect the actual amount of a sale price for any given property.) Thereafter, Tiburon Capital Corporation (together with its nominees, the "Buyer") was introduced to the General Partner by Mark Grotewohl and Philip Grotewohl, on behalf of the General Partner, conducted negotiations relative to the sale of the Properties.

         As   discussed    more   fully   below   under    "Appraisal   of   the
Properties/Fairness Opinion," the Properties have been appraised by PKF Consulting, a national hospitality industry specialist. PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles,
Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries. Its conclusion is that the aggregate fair market value of the Properties is $12,100,000, which is the purchase price of the Properties set forth in Proposal #1, and, through February 1999, would be the minimum purchase price of the Properties under Proposal #2. The purchase price is to be paid in cash, and the net proceeds thereof will be distributed in accordance with the Partnership Agreement upon the close of the sales transactions and the concomitant dissolution of the Partnership. The amended settlement agreement with the Everest Group and the contract of sale between the Partnership and the

Buyer provide for a closing of the sale within 30 days after approval of the sale by the Limited Partners, in order to provide for a rapid distribution of sale proceeds to the Limited Partners. Termination of the Partnership will occur as soon as the winding up process can be completed.

         The Partnership and the General Partner are recommending the approval of the Proposals by the Limited Partners for the following reasons:

      The General Partner believes that the subject contracts were entered into at the crest of a seller's market which may not last much longer. Although there can be no assurance that the Properties' values will not increase over time, the General Partner believes that within the next five years only modest increases in the Properties' values can be expected to occur. This belief is substantiated by the appraiser's projection of future revenues. In fact, during the 12-month period ended August 31, 1998, revenues from the Sacramento County and Modesto motels have decreased and revenues from the South San Francisco motel have increased. The General Partner believes that now is the time to sell the Properties.


     Although the motels are in good condition, they are almost 20 years old and have never been refurbished. If the Properties are to be retained, it would be necessary for the Partnership to spend large sums for their refurbishment and modernization. The General Partner believes that the funds for such expenditures would not be available from cash flow without reducing future distributions.

      The Partnership's intention has always been to sell the Properties when the market conditions warranted sale. It was never an investment objective of the Partnership to hold the Properties permanently.

      The General Partner understands that the circumstances of many of the Limited Partners have changed over the life of the Partnership and believes that the Limited Partners should be presented with an opportunity to liquidate their investments. It is important that the Limited Partners understand that no true market exists for the sale of the Limited Partners' investment Units, and that the only practical way of obtaining full value for the Units is to arrange for the sale of the Properties themselves. Heretofore, to dispose of their Units, Limited Partners have had to arrange private sales, or accept tender offers, at prices well below the correlative value of the underlying assets.

      The Properties are proposed to be sold to the Buyer for $12,100,000, approximately $3,750,000 more than was offered for the Properties in October 1997 by the Everest Group. The sales price is equal to the appraised value of the Properties as determined by PKF Consulting, an independent real estate advisory firm specializing in the valuation of lodging properties. The proposed sale will be for all cash. PKF Consulting has rendered a fairness opinion, stating its opinion that the sales price is fair to the Partnership.

      As of August 31, 1998, the Limited Partners had already received, over the life of the Partnership, the sum of $2,223.64 per Unit (more than twice their $1,000 per Unit original investment) in the form of quarterly distributions. Upon the sale of the Properties as described herein, the Limited Partners would receive an additional pre-tax distribution in the estimated amount of approximately $2,000 per Unit. For a discussion of other effects of the sale of the Properties, including Federal income tax consequences, see "Effects of Approval of the Proposal" below.



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               Notwithstanding the preceding,  Limited Partners should note that the Buyer hopes to benefit from its acquisition of the Properties, and that the General Partner has a conflict of interest (see "Conflicts of Interest") in proposing the sale at this time. The fair market value and net cash flow of the Properties may increase over time. Therefore, it is possible that Limited Partners would receive a greater return on their investment if the Partnership continued to own and operate the Properties and sold them at a later date, instead of consummating a sale under the Proposals. The Limited Partners would likely fare worse under a strategy of retaining the Properties if their value were to decline.

               The General Partner has faced substantial conflicts of interest in proposing, negotiating and structuring the Proposals. See "Conflicts of Interest." Although, as discussed above, the General Partner believes that the Limited Partners are interested in a means of liquidating their investment, the Proposals have not been initiated by the Limited Partners. The steps that are being taken to provide the Limited Partners with procedural safeguards are the commissioning of an independent appraisal of the Properties upon which Proposal #1 and Proposal #2 are based, the commissioning of a fairness opinion respecting Proposal #1, and the submission of the Proposals to Limited Partners for their approval, all of whom are unaffiliated with the General Partner. The Partnership has not retained an independent representative for the Limited Partners. The General Partner believes that the steps taken and to be taken constitute sufficient safeguards for the Limited Partners' interests.

               The Partnership, the General Partner and Mark Grotewohl reasonably believe that the proposed transaction represented by Proposal #1 is fair to the Limited Partners. The Partnership, the General Partner and Mark Grotewohl have considered a number of material factors in connection with developing such beliefs. Foremost among such factors are the receipt of an independent appraisal with respect to the Properties from PKF Consulting, and the structuring of the proposed transaction so that the approval of Limited Partners (all of whom are unaffiliated with the Partnership, the General Partner and Mark Grotewohl) is required to be obtained. The General Partner relied on the appraisal to determine the valuation of $12,100,000 for the Properties. As further discussed in the appraisal (see "Appraisal of the Properties/Fairness Opinion"), PKF Consulting relied on a discounted cash flow analysis based on the projected operating results of the Properties over a ten-year period, and applied a factor for the residual value of the Properties at the end of that ten-year period. Inasmuch as the appraisal, by definition, is an evaluation of going concern value, in relying on the appraisal the Partnership, the General Partner and Mark Grotewohl considered the going concern value of the Properties. However, they did not independently evaluate the going concern value. They did not consider the current liquidation value of the Properties because it is clear that the highest and best use of the Properties is as operating motels. To sell the buildings and personal property in a liquidation sale would be ill advised. Based upon experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the Partnership, the General Partner and Mark Grotewohl reasonably believe that the appraised fair market value of the Properties as determined by PKF Consulting is fair and reasonable.

               In determining the fairness of the proposed transaction represented by Proposal #1, the Partnership, the General Partner, and Mark Grotewohl carefully considered a number of factors. In favor of the proposed transaction were the valuation of the Properties which formed the basis for the Buyer's purchase offer, the all-cash terms offered by the Buyer, and the opportunity for the Limited Partners to liquidate their investments over a short period of time. Against the proposed transaction were the fact of an inside transaction, under which the Buyer, an entity which will be affiliated with Mark Grotewohl, would acquire the Properties, and the General Partner's decision not to solicit bids from independent third parties.

               No other material factors were considered. For example, in the absence of an established public market in which Units are being traded, the General Partner was not able to determine accurately any market values for the Units. However, according to Partnership Spectrum, an independent third party publication, and Schedules 13-D filed by the Everest Group, since August 1996, there have been sales of Units (including sales made pursuant to tender offers) at rates ranging from $700 per Unit to $850 per Unit. The proposed sale would result in distributions of approximately $2,000 per Unit. During the past two years, neither the Partnership, the General Partner nor Mark Grotewohl has purchased or sold any Units. The net book value of the Partnership as of June 30, 1998 was $271.25 per Unit. The General Partner has not sought to solicit bids from independent third parties for a sale of the Properties, and, except as described above in connection with the offer made by the Everest Group, during the past two years no offers have been made by an unaffiliated entity for a merger or consolidation of the Partnership, the sale or transfer of all or a substantial part of the assets of the Partnership, or a sale of partners' interests in the Partnership allowing the purchaser thereof to exercise control over the Partnership.

               Prior to any discussions, negotiations or communications with the Buyer, the Partnership obtained an independent appraisal of the Properties. Following completion of the negotiations of the proposed transaction represented by Proposal #1, the Partnership obtained a fairness opinion respecting the proposed transaction from PKF Consulting. PKF Consulting was retained because of its reputation and expertise. The Partnership paid PKF Consulting approximately $14,100 for its services in the proposed transaction and the other GMS Partnerships paid PKF Consulting an aggregate of approximately $35,400.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

               The  only   outstanding   class  of  voting   securities  of  the
Partnership is the Units. Each Unit entitles its holder to one vote on each Proposal.

               All Limited Partners as of the date action is taken on the Proposals (the "Record Date") are entitled to notice of and to vote on the Proposals. As of August 31, 1998 there were 5,000 Units outstanding and a total of 746 Limited Partners entitled to vote such Units. With respect to each Proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the Units outstanding as of the Record Date will be required for approval.

               There are no rights of appraisal or similar rights of dissenters under California law or otherwise with regard to the Proposals to be voted upon. Dissenting Limited Partners are protected under California law by virtue of the fiduciary duty of the General Partner to act with prudence in the business affairs of the Partnership on behalf of the Partnership and the Limited Partners.

               As of August 31, 1998 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except the following group of related Unit holders:

  Liquidity Fund 73..........                 143 Units                   2.86%
  Liquidity Fund 74..........                 127 Units                   2.54%
  Liquidity Fund 75..........                  66 Units                   1.32%
  Liquidity Fund Tax Exempt Partners          116 Units                   2.32%
  Liquidity Fund Tax Exempt Partners II       153 Units                   3.06%
  Liquidity Fund XI..........                  13 Units                   0.26%
  Liquidity Fund XIII........                   2 Units                   0.04%
  Liquidity Fund XIV.........                   5 Units                   0.10%
  Liquidity Income/Growth Fund 1985            29 Units                   0.58%
  Liquidity Fund 65..........                  17 Units                   0.34%
                                              ---------------------------------

               Total.........                 671 Units                  13.42%

     None of Grotewohl Management Services,  Inc. (the General Partner),  Philip
B. Grotewohl, David P. Grotewohl or Mark Grotewohl, or any of their affiliates, are the beneficial owners of any Units.

               The Everest Group owns 224 Units (4.48% of the total). In a written agreement dated April 21, 1998 (a date prior to the date Mark Grotewohl terminated his employment with the Partnership) entered into by the GMS Partnerships, Mark Grotewohl, Everest Properties II, LLC, Everest Properties, LLC, Everest Madison Investors, LLC, Everest Lodging Investors, LLC, KM Investments, LLC and Everest Financial, Inc., which amended the settlement agreement dated February 20, 1998 (discussed below under "Legal Proceedings"), the Everest Group agreed to vote in favor of Proposal #1 upon satisfaction of the following conditions: (i) execution by the GMS Partnerships of an exclusive sales agency contract in favor of the Everest Group; (ii) execution by the GMS Partnerships with an entity affiliated with Mark Grotewohl not later than April 30, 1998 of purchase agreements for the properties of the GMS Partnerships providing for sale prices equal to the respective appraised values of the properties and for full payment in cash at the time of the closing of escrow;
(iii) the grant to the Everest Group of the first opportunity to arrange financing for the proposed transactions; and (iv) the diligent preparation and dissemination by the Partnership of this Consent Solicitation Statement. Condition (i) was satisfied on May 8, 1998 by the execution of an exclusive sales agency contract granting the Everest Group an exclusive listing for the sale of the Properties and the properties owned by the other GMS Partnerships for a six-month period. For a discussion of the commissions payable pursuant to such contract, see "Purchase Agreement" below.

               No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership, at 2030 J Street, Sacramento, California 95814, telephone: (916) 442-9183, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership receives approval and/or disapproval of each Proposal by a majority-in-interest of the Limited Partners, or (ii) November __, 1998 (unless extended by the General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the Proposals. However, Limited Partners are urged to return their Consents at the earliest practicable date.

               The Limited Partners are not required to vote in the same fashion for each of the two Proposals. If Proposal #1 is approved, Proposal #2 will be of no force and effect (regardless of whether or not it is approved) unless the sale with the Buyer set forth in Proposal #1 is not consummated.

               If a Limited Partner has delivered an executed Consent to the Partnership, the Limited Partner may revoke such Consent not later than the close of business on the date immediately prior to the Action Date. As of the Action Date, the actions which are the subject of this solicitation will either be effective (if the requisite number of executed Consents have been received by the Partnership) or the solicitation period will have expired without approval of the Proposals. The only method for revoking a Consent once it has been delivered to the Partnership is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent which states that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation described above, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt prior to the Action Date by the Partnership or its authorized agent at the Partnership's place of business as set forth in the foregoing paragraph.

                       CONSENT UNDER PARTNERSHIP AGREEMENT

               Pursuant to Section 6.3F of the Partnership Agreement, a majority-in-interest of the Limited Partners must approve or disapprove the sale at one time of all or substantially all of the Partnership's assets. Also, under
Section 6.3H of the Partnership Agreement, the Partnership is not permitted to sell its property to "Affiliates" of the General Partner. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) a person owning or controlling 10% or more of the outstanding voting securities of another person, (iii) any officer, director, partner or employee of any person, and (iv) if a person classified as an affiliate by virtue of (i), (ii) or (iii) above is an officer, director, partner or employee, any company for which such person acts in any such capacity.) Although it might be contended that the Buyer is an Affiliate of the General Partner, in the opinion of the General Partner the Buyer does not come within such definition, because the General Partner does not believe that Mark Grotewohl is an Affiliate of the General Partner. (See "Purchase Agreement" below.) However, recognizing the possibility that reasonable minds might differ in resolving that issue, and because the Property constitutes substantially all of the Partnership's assets (as discussed below under "The Properties and the Partnership's Business"), the General Partner is seeking the approval of the proposed sale of the Properties to the Buyer on the terms described herein by a majority-in-interest of the Limited Partners.

                  THE PROPERTIES AND THE PARTNERSHIP'S BUSINESS

               The Properties consists of three leasehold interests, the motel properties constructed thereon, and the related personal property. The three motels are managed and operated by the Partnership under the name "Super 8 Motel."

Narrative Description of Business

(a)            Franchise Agreements

               The Partnership operates each of its motel properties as a franchisee of Super 8 Motels, Inc. through sub-franchises obtained from Super 8 Management Corporation. In March 1988, Brown & Grotewohl, a California general partnership that is an Affiliate of the General Partner, became sub-franchisor in the stead of Super 8 Management Corporation, another Affiliate of the General Partner. As of November 10, 1997, Super 8 Motels, Inc. had franchised a total of

1,619 motels having an aggregate of 98,000 guestrooms in operation. Super 8 Motels, Inc. is a wholly-owned subsidiary of Hospitality Franchise Systems, Inc. Neither the Partnership nor the General Partner has any interest in Hospitality Franchise Systems, Inc.

               The  objective  of the  Super  8 Motel  chain  is to  maintain  a
competitive   position  in  the  motel   industry  by  offering  to  the  public
comfortable, no-frills accommodations at a budget price. Each Super 8 Motel provides its guests with attractively decorated rooms, free color television, direct dial telephone and other basic amenities, but eliminates or modifies other items to provide substantial cost reduction without seriously affecting comfort or convenience. Some of these savings are accomplished by reductions in room size, elimination of expensive lobbies, and by substantial economies in building construction.

               By the terms of each franchise agreement with Super 8 Motels, Inc., the Partnership pays monthly franchise fees equal to 4% of its gross room revenues (half of which is paid to the sub-franchisor) and contributes an additional 1% of its gross room revenues to a fund administered by Super 8 Motels, Inc. to finance the national reservation and promotions program.

(b)            Operation of the Motels

               The General Partner manages and operates the Partnership's motels. The General Partner's management responsibilities include, but are not limited to, the supervision and direction of the Partnership's employees who operate the motels, the establishment of room rates and the direction of the promotional activities of the Partnership's employees. In addition, the General Partner directs the purchase of replacement equipment and supplies, maintenance activity and the engagement or selection of all vendors, suppliers and independent contractors. The Partnership's financial accounting activities are performed by the individual motel staffs and a centralized accounting staff, all of which work under the direction of the General Partner. Together, these staffs perform all bookkeeping duties in connection with each motel, including all collections and all disbursements to be paid out of funds generated by motel operations or otherwise supplied by the Partnership.

               As of December 31, 1997, the Partnership employed a total of 59 persons, either full or part-time, at its three motel properties, including 20 desk clerks, 31 housekeeping and laundry personnel, three maintenance personnel, two van drivers, and three motel managers. In addition, and as of the same date, the Partnership employed 11 persons in administrative positions at its central office in Sacramento, California, all of whom worked for the Partnership on a part-time basis. They included accounting, investor service, sales and marketing and motel supervisory personnel, secretarial personnel, and purchasing personnel.

(c)            Competition

               As discussed in greater detail below, in the areas in which its motel properties are located the Partnership faces intense competition from motels of varying quality and size, including other budget motels which are part of nationwide chains and which have access to nationwide reservation systems.

               Super 8 Motels offer accommodations at the upper end, in terms of facilities and prices, of the budget segment of the lodging industry.

Properties

               The net proceeds of the Partnership's offering of Units were expended for the acquisition (by lease) and development of three properties located in Sacramento County, South San Francisco and Modesto, California. The aggregate acquisition and development cost of the properties was funded with such proceeds and financing in the amount of $850,000 secured by deeds of trust to each of the motels. This original loan was repaid in April 1988 with the proceeds of the San Francisco Federal Savings & Loan Association (SFFSLA) loan described in Note 6 of the audited financial statements. The SFFSLA loan bears interest at the rate of 3% over the Federal Home Loan Bank Board 11th District Cost of Funds (with a minimum interest rate of 8.5%) and requires monthly payments of principal and interest in the amount of $9,061. The SFFSLA loan, which is secured by a deed of trust encumbering the South San Francisco motel, matures on May 1, 2003, at which time a "balloon" payment of approximately $740,000 will be due and payable. SFFSLA is now known as California Federal Bank.

(a)            Sacramento County

               Description of Motel. The Partnership is the lessee of approximately 241,000 square feet of land located at the northeast corner of Madison Avenue and Hillsdale Boulevard, and adjacent to Interstate Highway 80, in Sacramento County, California. The site is located to the east of the City of Sacramento. The Partnership has constructed a 128-room motel on the site. Construction of the motel was completed and the motel commenced operations in April 1980.

               The property site consists of two leased parcels. The leases provide for payment by the Partnership of all taxes, utilities and costs of maintenance in addition to the monthly rent, and will expire on June 30, 2013. Pursuant to the lease agreements, the Partnership has five consecutive 10-year renewal options. The leases provide for adjustments to the monthly rent every two years according to changes in the Consumer Price Index for all Urban Consumers for the San Francisco-Oakland Area (the "CPI"). The total monthly rent was adjusted to $9,719 ($116,630 annually) as of July 1, 1996.

               The leases provide that the improvements constructed by the Partnership on the leased premises will remain the property of the Partnership during the lease term but that upon expiration of the leases, title to any such improvements will pass to the lessor. The Partnership has subleased several unused portions of the motel site as described below. As a result of the development discussed below, the General Partner regards the Sacramento site as completely developed.

     Madison Avenue Properties Sublease. During February 1983 the Partnership entered into a sublease with Madison Avenue Properties (an unaffiliated developer which is a general partnership of which Jim White, Norbert J. Havlick, William J. Hughes, Jr. and Merle D. Gilliland are the partners) of an undeveloped portion of the motel site comprising approximately 38,000 square feet. Construction of a restaurant and cocktail lounge facility on the property was completed and the facility opened for business in April 1984.

               The sublease to Madison Avenue Properties extends through March 31, 2003, and has five consecutive 10-year renewal options (but does not require the Partnership to extend the term of its master leases for the property.) The cost of improvements and all maintenance, taxes and utilities are the responsibility of the sublessee. The Partnership and the fee owner of the property have agreed to subordinate their interests therein to encumbrances securing permanent financing for the restaurant and cocktail lounge facility.

               The annual rent payable to the Partnership is equal to the greater of 1.5% of gross receipts generated by the restaurant and cocktail lounge facility, or a fixed annual rent. The fixed annual rent is adjusted every two years according to changes in the CPI. On April 1, 1998 the fixed annual rent was increased to $38,073.

               The total rent earned by the Partnership during the last three years is as follows:

               Year                            Rent
               ----                            ----

               1995                            $34,385
               1996                            $35,398
               1997                            $35,736

     KMH Trinity Properties Sublease. During December 1986, the Partnership entered into a sublease with KMH Trinity Properties ("KMH") of another undeveloped portion of the motel site consisting of approximately 33,000 square feet. KMH is an unaffiliated limited partnership of which Kenneth L. Mackey and William J. Hughes, Jr. are the general partners.

               The sublease to KMH is for a term expiring on June 30, 2013, with five consecutive 10-year renewal options exercisable by KMH. Because the initial terms of the Partnership's leases of the overall motel property end on June 30, 2013, the Partnership has agreed in this sublease to exercise up to two of its 10-year renewal options in the event that KMH elects to extend the basic term of its sublease with the Partnership.

               The sublease provides for a minimum annual rent that is adjusted every two years for changes in the CPI. On December 1, 1996 the minimum annual rent was adjusted to $31,092.

               Pursuant to the sublease, KMH has developed and is operating a retail shopping center on the subleased land. KMH is required to pay, in addition to the minimum rent described above, 25% of all rent received each year from tenants of the shopping center in excess of a sum which is equal to $1.05 multiplied by the rentable square footage of the shopping center (9,930 square feet). The shopping center opened in September 1987. The total annual rent (including the minimum rent) earned by the Partnership during the last three years is as follows:

               Year                            Rent
               ----                            ----

               1995                            $29,672
               1996                            $29,885
               1997                            $31,092

     Sterling Equity Investments Sublease. During November 1987, the Partnership entered into a sublease with Sterling Equity Investments ("Sterling") of an undeveloped portion of the motel site consisting of approximately 27,000 square feet. Sterling is an unaffiliated general partnership of which Kenneth L. Mackey and William J. Hughes, Jr. are the partners.

               The sublease is for a term expiring on June 30, 2013, with five consecutive 10-year renewal options exercisable by Sterling. Because the initial terms of the Partnership's leases of the overall motel property end on June 30, 2013, the Partnership has agreed in this sublease to exercise up to two of its 10-year renewal options in the event that Sterling elects to extend the basic term of its sublease with the Partnership.

               The sublease provides for a minimum annual rent that is adjusted every two years for changes in the CPI. On November 12, 1997, the minimum annual rent was adjusted to $20,868.

               Pursuant to the sublease Sterling has developed and is operating a retail shopping center on the subleased land. Sterling is required to pay, in addition to the minimum rent described above, 25% of all rent received in each year from tenants of the shopping center in excess of a sum which is equal to $1.10 multiplied by the rentable square footage of the shopping center (9,069 square feet). The shopping center opened in July 1988. The total annual rent (including the minimum rent) earned by the Partnership during the last three years is as follows:

               Year                            Rent
               ----                            ----

               1995                            $19,001
               1996                            $19,676
               1997                            $19,835


     Motel Operations. The Sacramento motel achieved the following average occupancy rates and average room rates for the years 1997, 1996 and 1995:


                             1997              1996                1995
                             ----              ----                ----

Average Occupancy            58.4%             55.5%               53.8%
Average Room Rate            $42.09            $40.37              $41.06


               The following lodging facilities provide direct and indirect competition to the Partnership's Sacramento County motel:


                                                           Approximate
                                                           Motel
                                          Number           Distance From
               Facility                   Of Rooms         The Motel
               --------                   --------         ---------

               Motel 6                      82             Across Street
               Holiday Inn                 350             0.25 mile
               La Quinta Motel             130             0.50 mile
               Oxford Suites               131             5.00 miles

               The Sacramento  County motel's  patronage  consists  primarily of leisure, military and corporate sources. The motel has significant weekend patronage from sports teams and vacation travelers. In 1997 the McCllelan Air Force Base, which is in the process of closing, provided approximately 11% of the occupied rooms and approximately 8% of the room revenue, in 1996 approximately 15% of the occupied rooms and approximately 11% of the room revenue, and in 1995 approximately 19% of the occupied rooms and approximately 14% of the room revenue. McCllelan Air Force Base is scheduled for complete closure in 2001. No other customer supplies as much as 5% of the motel's patronage.

(b)            South San Francisco

               Description  of  Motel.  The  Partnership  is the  lessee  of two parcels of approximately 81,330 square feet of land located at the corner of Mitchell and West Harris Avenues in the City of South San Francisco, approximately two miles north of the San Francisco International Airport. One of the two parcels leased was pursuant to a sublease until the Partnership's landlord purchased the subleased area in 1984 from an unrelated party. In 1984 the original lease was modified to reflect the changed ownership, and has substantially the same terms and conditions as the original lease. The Partnership has constructed a 117-room motel on the site. Construction of the motel was completed and motel operations commenced on December 5, 1979.

               The leases provide for payment by the Partnership of all taxes, utilities and costs of maintenance and expire, according to their terms, on December 31, 2007. Each lease provides for five consecutive five-year renewal options exercisable by the Partnership. The monthly rent for each parcel is adjusted at five-year intervals according to changes in the CPI. As of December 15, 1993 the rent was adjusted to $7,547 per month ($90,564 per year).

               Improvements constructed by the Partnership on the leased premises will remain the property of the Partnership during the lease terms. However, upon the expiration of the leases, title to any such improvements will pass to the lessor.

               Motel Operations. The South San Francisco motel achieved the following average occupancy rates and average room rates for the years 1997, 1996 and 1995:

                               1997           1996                1995
                               ----           ----                ----

Average Occupancy              83.7%          78.3%               69.4%
Average Room Rate              $59.68         $53.83              $49.43

               The following lodging facilities provide direct and indirect competition to the Partnership's South San Francisco motel:


                                                             Approximate
                                                             Motel
                                           Number            Distance From
               Facility                    Of Rooms          The Motel
               --------                    --------          ---------

               Ramada Inn                  250                Across Street
               Econo Lodge                  51                Adjacent
               La Quinta Motor Inn         174                0.25 mile
               TraveLodge                  200                0.50 mile
               Grosvenor Inn               210                0.50 mile
               Comfort Suites              165                1.00 mile
               Days Inn                    200                2.00 miles

               The major sources of patronage at the motel are leisure travelers and business travelers. No single account supplies as much as 5% of the motel's patronage.

(c)            Modesto

               Description of Motel. The Partnership is the lessee of 2.188 acres of land in the City of Modesto on Orangeburg Avenue near Evergreen Road, located immediately east of U.S. Highway 99, upon which it has constructed an 80-room motel. Construction of the motel was completed and operations commenced during April 1980.

               The lease term will expire on September 13, 2029. The lease may be extended at the Partnership's option for three additional 10-year periods. The monthly rent is adjusted at three-year intervals according to changes in the CPI. The rent was adjusted effective September 15, 1996 to $5,913 per month ($70,954 per year).

               During the term of the lease, the Partnership is responsible for the payment of all taxes, utilities and costs of maintenance. The lease provides that the improvements on the premises are the property of the Partnership until the termination of the lease, at which time they will become the property of the lessor.

     Motel  Operations.   The  Modesto  motel  achieved  the  following  average
occupancy rates and average room rates for the years 1997, 1996 and 1995:

                               1997               1996                  1995
                               ----               ----                  ----

Average Occupancy              60.1%              66.8%                 73.2%
Average Room Rate              $44.70             $41.63                $41.06


               The following lodging facilities provide direct and indirect competition to the Partnership's Modesto motel:


                                                         Approximate
                                                         Motel
                                  Number                 Distance From
       Facility                   Of Rooms               The Motel
       --------                   --------               ---------

       Ramada Inn                  115                   0.10 mile
       Holiday Inn                 188                   0.25 mile
       Mallard's Best Western      120                   0.50 mile
       Red Lion                    285                   2.00 miles

               The major sources of patronage at the Modesto motel are business travelers, leisure travelers and the many sports teams attending athletic events in the area. No single account generates as much as 5% of the motel's total patronage.

                                   MANAGEMENT

         The Partnership is a California limited partnership which has no executive officers or directors. The principal business address of the Partnership is 2030 J Street, Sacramento, CA 95814. The Partnership's general partner is Grotewohl Management Services, Inc.

               Grotewohl Management Services, Inc. is a California corporation owned one-half by Philip B. Grotewohl and one-half by his former wife, who is not involved in the day-to-day operations of Grotewohl Management Services, Inc., and who does not serve as a director or executive officer thereof. The sole director of Grotewohl Management Services, Inc. is Philip Grotewohl, and the executive officer of Grotewohl Management Services, Inc. is Philip Grotewohl. David Grotewohl has authority to sign documents on behalf of the General Partner as its nominal President and Chief Financial Officer, but has no executive duties. He does act as "inside" legal counsel to the General Partner, and his principal occupation has been to head the operation and maintenance of the Properties and the properties of the other GMS Partnerships. The principal business address of Grotewohl Management Services, Inc. is 2030 J Street, Sacramento, CA 95814. During the past five years Grotewohl Management Services, Inc. and its affiliate, Brown & Grotewohl, a California general partnership one-half owned by Philip Grotewohl and one-half owned by the Estate of Dennis A. Brown, principally have been engaged in the business of managing various limited partnerships which own and operate lodging facilities, and in the business of managing such lodging facilities. During the past five years Philip Grotewohl's business activities have been conducted solely through Grotewohl Management Services, Inc. and Brown & Grotewohl. The principal business address of Philip Grotewohl is 2030 J Street, Sacramento, CA 95814. In addition to the services described above, during the past two and three-quarters years David Grotewohl has been engaged part-time as a sole proprietor in the marketing of consumer products and services under the business name "The Biscayne Group." The principal business address of David P. Grotewohl is 2030 J Street, Sacramento, CA 95814.

                               PURCHASE AGREEMENT

               On April 30, 1998, the Partnership entered into an agreement to sell the Properties to Tiburon Capital Corporation, San Francisco, California, or a nominee of Tiburon Capital Corporation (the "Buyer"), for the sum of $12,100,000, payable in cash at the close of escrow. Escrow was opened at Chicago Title Company, San Francisco, California on June 10, 1998.

         Except as otherwise indicated, the following paragraph is based on information provided by the Buyer. Tiburon Capital Corporation is a California corporation formed in 1992. All of its stock has been owned since its inception equally by William R. Dixon, Jr., Herbert J. Jaffe, John L. Wright and John F. Dixon. Management and control persons of Tiburon Capital Corporation consist of its stockholders. Tiburon Capital Corporation and its related entities, including Pacific Management Group, Inc., NCM Management Ltd. and Capital
Concepts Investment Corp., are and have been involved in many business transactions, including the ownership and asset or property management of real estate assets. (The owners, management and the control persons of such related entities are two or more of the owners of Tiburon Capital Corporation.) In many instances, the real estate assets were or are owned by limited partnerships or limited liability companies formed and syndicated by Tiburon Capital Corporation or its related entities for the specific purpose of owning such assets. The form of an entity owning real estate assets is typically dictated by investors and/or lenders. If the proposed sale is consummated, a nominee of Tiburon Capital Corporation, which would be a limited liability company, would actually purchase the Properties instead of Tiburon Capital Corporation. The members of such limited liability company would be another limited liability company (formed and syndicated by Tiburon Capital Corporation), Mark Grotewohl and, perhaps, others. Mark Grotewohl's interest in the Buyer would be limited to 50% of the profits remaining after return of all capital (whether debt or equity) to all investors and creditors, plus a return thereon. Mark Grotewohl would also form a limited liability company to provide property management services to the Buyer. The fee for this service would be 4 1/2% of gross property revenues, from which Mark
Grotewohl would be required to fund all property management expenses. The foregoing would be reflected in written agreement if Proposal #1 were approved. It is possible that some terms of the relationships would vary from those as described, but in no event would Mark Grotewohl's interest in the Buyer or the eight properties be greater than as indicated.

               Mark Grotewohl is the son of Philip B. Grotewohl. During the last five years, until April 30, 1998, Mark Grotewohl was employed as the manager of one of the Partnership's motels and as the marketing and sales director for the five GMS Partnerships. Since that time, Mark Grotewohl has been engaged in facilitating the proposed transaction, and is operating from the offices of the General Partner. It might be contended that Mark Grotewohl is, by virtue of his past relationship with the Partnership and the other GMS Partnerships, an Affiliate of the Partnership as defined in its Partnership Agreement. Under
Section 6.3H of the Partnership Agreement, the Partnership is not permitted to sell its real property to "Affiliates" of the General Partner. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) a person owning or controlling 10% or more of the outstanding voting securities of another person, (iii) any officer, director, partner or employee of any person, and (iv) if a person classified as an affiliate by virtue of (i), (ii) or (iii) above is an officer, director, partner or employee, any company for which such person acts in any such capacity.) The General Partner believes that, based on the facts and circumstances, Mark Grotewohl is not an Affiliate of the Partnership, because Mark Grotewohl (i) does not control the Partnership or the General Partner, (ii) owns no voting securities in the Partnership or the General Partner, and (iii) is not an officer, director, partner or employee of the General Partner or the Partnership. However, the General Partner recognizes that reasonable minds could differ as to the resolution of this issue and has decided to treat this transaction as an inside transaction.

         The Buyer has made a contemporaneous offer to purchase the motel properties of the four other GMS Partnerships. The offers made by the Buyer for the properties of each of the GMS Partnerships have been evaluated independently by the General Partner. Other than with respect to the purchase price of each motel, the offers are on identical terms. If the limited partners of the other Partnerships do not approve the sale of their respective properties to the Buyer, however, the Buyer has the right and option not to proceed with the proposed purchase of the Properties from the Partnership, even if the Limited Partners approve this sale. In this regard, the Partnership has not solicited any offers to purchase the Properties or the motel properties of the other GMS Partnerships, has not listed the Properties or the motel properties of the other GMS Partnerships for sale with independent brokers, and has not otherwise actively sought competing offers for the Properties or the motel properties of the other GMS Partnerships. Consequently, the offer presented by the Buyer is the only offer that the General Partner has received for the Properties or the motel properties of the other GMS Partnerships other than those presented by the Everest Group.

         There are a number of significant conditions to the consummation of the proposed sale of the Properties to the Buyer; therefore, there can be no assurance as to whether, or when, such transaction will be consummated. Among these conditions are the Partnership's receipt of the approval of the Limited Partners; the Buyer's receipt (at the Partnership's expense) and approval of an ALTA Survey and preliminary title report for the Properties; the absence of any damage or loss to the Properties prior to the closing date in excess of $50,000; the decision by the Buyer, in its unfettered discretion, to terminate the proposed purchase prior to June 30, 1998; the Buyer's receipt prior to June 30, 1998 of a loan commitment for financing in an amount of not less than 90% of the purchase price of the Properties (as of the date hereof the Buyer had not yet received such a commitment); and receipt by the Partnership of any necessary approvals of the sale by, among others, the franchisor, the landlords, and the subtenants. The General Partner expects that such conditions will be satisfied; however, there can be no assurances in this regard. No federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the transaction.

         The Buyer will deposit the sum of $63,000 into escrow on the date the Partnership notifies the Buyer that the Limited Partners have approved the proposed sale of the Properties to the Buyer. Should the Buyer default in the performance of its obligations under the purchase agreement, the Partnership will be entitled to retain said deposit as its only damages.

         The Partnership and the Buyer will share closing costs. The General Partner anticipates that the Partnership's share of aggregate closing costs, including real estate brokerage commissions, will be approximately $453,750. Included therein is a real estate brokerage commission payable to Everest Financial, Inc., a member of the Everest Group, in an amount equal to 2.75% of the purchase price. Everest Financial, Inc. has agreed to reallow 1.25% of the purchase price to the Buyer's broker or, at the Buyer's option, the Buyer will be entitled to a credit against the purchase price in the amount of 1.25% of the purchase price.

                              CONFLICTS OF INTEREST

         The General Partner is subject to substantial conflicts of interest in connection with the Proposals arising out of its relationship with the Partnership, including the conflicts discussed below.

         Philip B. Grotewohl, the co-owner and chief executive officer of the General Partner, is the father of Mark Grotewohl, an affiliate of the Buyer. Accordingly, the General Partner faced a significant conflict of interest in determining the terms of the proposed transaction with the Buyer, in determining not to solicit bids from independent third parties, and in rendering its recommendation as to the fairness of the proposed transaction with the Buyer. The General Partner also faced significant conflicts of interest in determining to sell the Properties at this time in that it agreed to sell the Properties in the agreement settling the lawsuits brought against and by the Everest Group. (See "Legal Proceedings.") The state court action by the Everest Group brought partly in response to the General Partner's federal court action brought against the Everest Group alleged violations by the General Partner of the Partnership Agreement and of its fiduciary duty to the Partnership. Accordingly, the General Partner may have been motivated to agree to sell the Properties as a result of the lawsuits rather than in pursuit of the best interests of the Limited Partners. However, based upon its experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the General Partner believes that the appraised market value of the Properties as determined by PKF Consulting is fair and reasonable. The General Partner also believes that the sale of the Properties in accordance with the terms and conditions outlined in this Consent Solicitation Statement will assist the Partnership in meeting its investment objectives. Nonetheless, there can be no assurance that (i) the Limited Partners would not receive a greater amount of sale proceeds if the General Partner were to solicit bids for the Properties from third parties, or (ii) the continued retention and operation of the Properties by the Partnership coupled with a sale of the Properties at a later date would not result in greater after-tax distributions to the Limited Partners.

                      EFFECTS OF APPROVAL OF THE PROPOSALS

         Set forth below is a discussion of the effects of the sale of the Properties pursuant to Proposal #1. The effects of a sale of the Properties pursuant to Proposal #2 would be substantially similar.

General

         The consummation of the sale of the Properties  pursuant to Proposal #1
and  the  dissolution  of  the  Partnership   should  result  in  the  following
consequences for the Partnership, the Limited Partners and the General Partner:

(i) The Limited Partners and General Partner are expected to receive the distributions of net cash proceeds from the sale of the Properties as described below.

(ii) The Limited Partners and General Partner are expected to realize the Federal income tax consequences as described below.

(iii) All of the Partnership's assets and liabilities will be liquidated, the Partnership will be dissolved and terminated, and the registration of the Units under the Securities Exchange Act of 1934 will be terminated.

         The consequences stated above are discussed in more detail in the subsections which follow. Those subsections, in part, include computations as to the cash proceeds to be received and distributed by the Partnership, and the taxable gain and allocations thereof to be made by the Partnership, in the event the proposed sale is consummated. HOWEVER, THIS INFORMATION IS PRESENTED SOLELY FOR THE PURPOSES OF EVALUATING THE PROPOSALS. ALL AMOUNTS ARE ESTIMATES ONLY. ALL COMPUTATIONS ARE BASED ON ASSUMPTIONS (SUCH AS THE DATE OF SALE, THE EXPENSES OF THE SALE, AND THE RESULTS OF PARTNERSHIP OPERATIONS THROUGH THE DATE OF SALE) WHICH MAY OR MAY NOT PROVE TO BE ACCURATE AND SHOULD NOT BE RELIED UPON TO INDICATE THE ACTUAL RESULTS WHICH MAY BE ATTAINED.

Determination and Use of Net Proceeds

         The following is a summary of the projected amount of cash to be received by the Partnership and the projected amount of cash to be distributed to the Limited Partners and the General Partner, assuming the Properties are sold for a gross sales price of $12,100,000. This summary has been prepared by the General Partner.

         If the proposed transaction with the Buyer is consummated on November 30, 1998, it is estimated that the Partnership would receive the following net proceeds:

Gross sales price                                        $ 12,100,000

Less: Real estate commission                                 (332,750)
      Retirement of debt                                     (920,000)
      Estimated escrow and closing costs                     (121,000)
                                                             ---------

Net proceeds of sale                                     $ 10,726,250
                                                           ==========

Included in closing costs set forth above are, among other items, estimated legal fees of $37,000, estimated fees in connection with the appraisals and fairness opinion of $10,000, estimated accounting fees of $16,000 and estimated fees in connection with solicitation activities of $4,000.

         The Partnership's real property taxes are payable twice yearly on April 10 and December 10, partially in arrears, in the current amount of $48,334 each. The Partnership's aggregate lease payment for its three leasehold interests are $23,179 monthly, and its aggregate sublease receipts for the Sacramento County motel are $7,448 monthly. Accordingly, if the proposed transaction with the Buyer is consummated, the actual date of consummation will determine whether there is a credit to the Partnership for prorated lease payments and/or a credit to the Buyer for prorated real property taxes and sublease payments. Similarly, the amount indicated below as the estimate of reserves available for distribution immediately prior to the sale of the Properties and on dissolution of the Partnership will vary depending on the actual date of consummation of the proposed transaction.

         Prior to the sale, the Partnership is expected to make its regular quarterly distribution on November 15, 1998, in the anticipated amount of $250,000 ($50.00 per Unit) to the Limited Partners and $27,778 to the General Partner, and, if the proposed sale is approved, is also expected to make a distribution from reserves in the amount of $450,000 ($90.00 per Unit) to the Limited Partners and $50,000 to the General Partner. The net proceeds of $10,726,250 estimated to be received by the Partnership from the proposed transaction, based on a closing date of November 30, 1998, would be distributed 99% to the Limited Partners and 1% to the General Partner until the Limited Partners had received $2,673,355, or $534.67 per Unit (i.e., the Limited Partners' original investments plus a 10% return on their adjusted investments, less all prior distributions from the Partnership) and the General Partner had received $27,004, and the balance ($8,025,891) would be distributed 85% to the Limited Partners ($6,822,007, or $1,364.40 per Unit) and 15% to the General Partner ($1,203,884). The Partnership's remaining cash reserves would be retained for the payment of accounts payable and other liabilities and expenses incurred to that date or expected to be incurred in connection with the operation of the Properties through the date of sale and the operation and winding-up of the Partnership through its termination, including severance pay to certain employees of the Partnership and the other GMS Partnerships, and the balance, estimated to be $115,000, would be distributed 85% to the Limited Partners ($97,750, or $19.55 per Unit) and 15% to the General Partner ($17,250).

         Alternatively, if the Properties are not sold pursuant to Proposal #1 or Proposal #2, the Partnership would continue to operate the Properties for an indeterminate period. The General Partner estimates that if the Properties are not sold the Partnership will make average annual distributions to the Limited Partners of from $500,000 ($100 per Unit) to $800,000 ($160 per Unit), and to the General Partner of from $55,000 to $89,000 for the foreseeable future. However, there can be no assurance that the General Partner's estimate in this regard will be borne out.

Federal Income Tax Consequences

               (a) General. The following is a summary of the Federal income tax consequences expected to result from a sale of the Properties based on the Internal Revenue Code of 1986, as amended (the "Code"), existing laws, judicial decisions and administrative regulations, rulings and practices. This summary is general in content and does not include considerations which might affect certain Limited Partners, such as Limited Partners which are trusts, corporations or tax-exempt entities, or Limited Partners who must pay an alternative minimum tax. Except as otherwise specifically indicated, this summary does not address any state or local tax consequences.

               Tax counsel to the Partnership, Derenthal & Dannhauser, has delivered an opinion to the Partnership which states that the following summary has been reviewed by it and, to the extent the summary involves matters of law, represents its opinion, subject to the assumptions, qualifications, limitations and uncertainties set forth therein.

               (b) Characterization of Gain. Upon the sale of property, the owner thereof measures his gain or loss by the difference between the amount of consideration received in connection with the sale and the owner's adjusted basis in the property. A gain will be recognized for Federal income tax purposes. This is so because the depreciation used for Federal income tax purposes, which decreases adjusted basis, was greater than that used for book purposes.

               The Properties should constitute "Section 1231 property" (i.e., real property and depreciable assets used in a trade or business which are held for more than one year) rather than "dealer" property (i.e., property which is held primarily for sale to customers in the ordinary course of business). While it is possible that the Internal Revenue Service will argue that the Properties are "dealer" property, gain upon the sale of which would be taxed entirely as ordinary income, tax counsel to the Partnership is of the opinion that it is more likely than not that such an assertion would not be sustained by a court.

               A Limited Partner's allocable share of Section 1231 gain from the sale of the Properties would be combined with any other Section 1231 gains or losses incurred by him in the year of sale, and his net Section 1231 gains or losses would be taxed as long-term capital gains or constitute ordinary losses, as the case may be, except that a Limited Partner's net Section 1231 gains will be treated as ordinary income to the extent of net Section 1231 losses for the five most recent years which have not previously been offset against net Section 1231 gains.

               Long-term gain on sale of Section 1231 property is taxed as follows: (i) the excess of accelerated depreciation over straight-line depreciation is taxed at ordinary income rates, (ii) to the extent that any other gain would be treated as ordinary income if the property were depreciable personal property rather than depreciable real property, at a maximum rate of 25%, and (iii) the balance at a maximum rate of 20%.

               Set forth below are the General Partner's estimates of the total taxable gain for Federal income tax purposes, and the allocations thereof, which will result if the proposed sale of the Properties to the Buyer is consummated, based on an assumed closing date of November 30, 1998. These estimates do not include any amounts relating to Partnership operations prior to the sale of the Properties or relating to dissolution of the Partnership. These estimates are not the subject of an opinion of counsel.


                                        Portion
                    Total              Taxed As          Portion        Portion
                    Estimated          Ordinary         Taxed At       Taxed At
                    Gain                 Income         25% Rate       20% Rate
                    -----------------------------------------------------------

Limited Partners    $10,173,000        $50,000        $3,952,000     $6,171,000

General Partner         103,000          1,000            40,000         62,000
                        -------          -----            ------         ------

Total               $10,276,000        $51,000        $3,992,000     $6,233,000
                     ==========         ======          ========      =========

Per Unit              $2,034.60         $10.00           $790.40      $1,234.20
                       ========          =====            ======       ========

         The General Partner anticipates that consummation of the proposed transaction would produce a gain for California income tax purposes in the amount of approximately $10,275,000, of which approximately $103,000 and $10,172,000 would be allocated to the General Partner and to the Limited Partners, respectively.

Dissolution of the Partnership

         Section 13.1B of Partnership Agreement provides that the Partnership shall be dissolved upon the vote of a majority of the Limited Partners.

         As set forth above, if the proposed sale of the Properties is consummated, the net cash proceeds received by the Partnership upon close of escrow for the transaction will be distributed in accordance with the provisions of the Partnership Agreement. Thereupon the Partnership will be dissolved, the General Partner will commence to wind up the business of the Partnership, and after payment of all expenses of the Partnership (including the expense of a final accounting for the Partnership) the remaining cash reserves of the Partnership will be distributed in accordance with the provisions of the Partnership Agreement. The General Partner will then take all necessary steps toward termination of the Partnership's Certificate of Limited Partnership.

                  APPRAISAL OF THE PROPERTIES/FAIRNESS OPINION

         The appraisals of the three motel properties and the fairness opinion respecting the proposed transaction with the Buyer were prepared by PKF Consulting, San Francisco, California. PKF Consulting was selected by the General Partner based on the General Partner's belief as to the expertise of PKF Consulting in appraising motel properties in the State of California and in rendering fairness opinions with respect to the sale thereof. The General Partner's belief is based on past experience with PKF Consulting, which rendered appraisals of the Properties and the properties of the other GMS Partnerships in 1988, on its knowledge of the lodging industry, and on recommendations from others in the lodging industry, including attorneys and accountants. PKF Consulting also prepared appraisals of the motel properties of the other GMS Partnerships. PKF Consulting was instructed to prepare its appraisals based on the assumption that the Properties were to be sold on the open market to knowledgeable buyers and that there would be no pressure to make a quick sale. PKF Consulting was not advised that an affiliate of Mark Grotewohl would be a potential buyer of the Properties. No limitations were imposed by the

Partnership on the appraiser's investigation. PKF Consulting delivered a written report, dated February 20, 1998, which stated that the "as is" market value of the Properties as of January 1, 1998 was an aggregate of $12,100,000, or $7,600,000 for the South San Francisco motel, $2,700,000 for the Sacramento County motel, and $1,800,000 for the Modesto motel. PKF Consulting also delivered its written fairness opinion, dated May 19, 1998, to the effect that the proposed transaction with the Buyer is fair and equitable from a financial standpoint to the Limited Partners. The amount offered by the Buyer for the Properties is based upon, and is equal to, the market value set forth in the appraisals.

         Other than with respect to the rendering of the appraisal reports and fairness opinions referred to above, during the past two years there has been no material relationship between PKF Consulting and the Partnership or its affiliates. PKF Consulting received a total of approximately $49,000 from the Partnership and the other GMS Partnerships in connection with the rendering of such appraisal reports and fairness opinions.

         PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles, Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries.

         The services offered by PKF Consulting include: market and feasibility studies; real estate appraisals and business valuations; tourism and recreational studies; strategic planning; operational reviews; asset management; chain and management company selection; real estate consulting services; financial consulting; and litigation support, expert witness and arbitration services.


         The following is excerpted from the appraisal reports:

                  "The scope of this appraisal included a detailed analysis of the competitive market position of each of the eight properties. More specifically, the market analysis for each property included the following work program.

         1) In-depth analysis of the historical operating performance of each property.

         2) Detailed inspection of each property, focused on identifying areas of deferred maintenance and/or functional obsolescence.

         3) Evaluation of the economic environment of each property's local market, focusing on economic factors which impact the demand for hotel rooms such as changes in employment, office space absorption, airport utilization, attendance at tourist attractions and convention facilities, etc.

         4) Primary market research in each market area, including interviews with key demand generators, inspection and evaluation of competitive hotels and discussions with persons familiar with the development patterns of each local market.

         5) Analysis of each property's future market position. This analysis included a projection of the current and future demand for hotel accommodations in each market, including an assessment of existing and potential future competitive supply, and the share of the market that each hotel could reasonably be able to capture over the next five to ten years.

                  Based on the foregoing scope of work, it was concluded that the Highest and Best Use of each property is as currently improved.

                  In developing a value conclusion for each hotel, two of the three traditional approaches to valuation have been used: the Sales Comparison and Income Capitalization Approaches. In the Sales Comparison Approach, the value of the subject properties were estimated based on an analysis of the sales of other similar facilities using a unit indicator of price per room or multiple of rooms revenue. In the Income Capitalization Approach, the value of each property is estimated based on an analysis of the historical and projected income and expenses generated by each facility during a typical holding period. Both direct capitalization and yield capitalization (discounted cash flow analysis) methods were employed.

                  The earnings  stream most  commonly  used as the basis for the
         Income Capitalization method of valuation is the projected net operating income (NOI) from operations after the deduction of real estate taxes and insurance, but before the deduction of interest, depreciation, amortization and taxes on income. Also deducted from the profit from operations is a reserve for capital improvements for each property. The projected operating income for each property was based on a review of local market conditions and the historical operating results of each hotel, coupled with an analysis of the historical operating results of comparable hotels as compiled in PKF Consulting's 1997 issue of `Trends in the Hotel Industry.'

                  Under the direct capitalization method, the NOI for a typical or stabilized year of operation is converted into a value estimate by dividing it by an appropriate income capitalization rate. The capitalization rate represents the relationship between income and value observed in the market and is derived through an analysis of comparable sales as well as other analyses.

                  In yield capitalization, the value of a property is the present value of the net operating income of each property in each year of a holding period (typically ten years) plus the present value of the property as if sold at the end of the holding period (the "reversion"). The present value of these elements is obtained by applying a market-derived discount rate. The value of the reversion is obtained through the capitalization of the adjusted income at the end of the holding period, which should be a normalized or typical year, with a deduction for the costs of sale.

                  In our analysis, the discount rates used to value the subject hotels ranged from 13.0 to 14.5 percent; going-in capitalization rates ranged from 10.0 to 11.5 percent; and reversionary capitalization rates ranged from 10.5 to 12.0 percent. Differences in the discount and capitalization rates applied to individual properties were based on a combination of factors, including the age and condition of the hotels, local market conditions, durability of the projected income stream, and the ownership rights appraised (fee simple interest or leasehold interest).

                  The Cost Approach has not been included in the estimate of the value of the subject properties. The Cost Approach is most applicable in the valuation of special use properties, properties which are proposed or under construction, and aged properties, in which the value of the improvements may be nominal and the value of the property as a whole approaches land value. The subject properties are all going concerns and the existing improvements contribute significant value to the property. The costs to replace these facilities are of little more than historical significance and are not used by the typical investor interested in the purchase of an existing property."

         Upon request the Partnership will furnish to a Limited Partner, without charge, a copy of the appraisal report. In this regard Limited Partners are cautioned to refer to the entire appraisal report, inasmuch as the opinions of value stated therein are subject to the assumptions and limiting conditions stated therein. Furthermore, Limited Partners should be aware that appraised values are opinions and, as such, may not represent the realizable value of the Properties. Upon request, the Partnership will also furnish to a Limited Partner, without charge, a copy of the fairness opinion.

                                LEGAL PROCEEDINGS

         On October 27, 1997 a complaint was filed in the United States District Court, Eastern District of California by the Partnership, the other GMS Partnerships, and the General Partner, as plaintiffs (the "GMS Plaintiffs"). The complaint named as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties, LLC, Everest Partners, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit, and Stephen P. Enquist (the "Federal Defendants"). The factual basis underlying the GMS Plaintiffs' causes of action pertained to tender offers directed by the Federal Defendants to limited partners of the GMS Partnerships, and to indications of interest made by certain of the Federal Defendants in purchasing the properties of the GMS Partnerships. The complaint requested the following relief: (i) a declaration that each of the Federal Defendants had violated Sections 13(d), 14(d) and 14(e) of the Securities and Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder;
(ii) a declaration that certain of the Federal Defendants had violated Section 15(a) of the Exchange Act and the rules and regulations thereunder; (iii) an order permanently enjoining the Federal Defendants from (a) soliciting tenders of or accepting for purchase securities of the GMS Partnerships, (b) exercising any voting rights attendant to the securities already acquired, (c) soliciting proxies from the limited partners of the GMS Partnerships, and (d) violating Sections 13 or 14 of the Exchange Act or the rules and regulations promulgated thereunder; (iv) an order enjoining certain of the Federal Defendants from violating Section 15(a) of the Exchange Act and the rules and regulations promulgated thereunder; (v) an order directing certain of the Federal Defendants to offer to each person who sold securities in the GMS Partnerships to such defendants the right to rescind such sale; (vi) a declaration that the GMS Partnerships need not provide to the Federal Defendants a list of limited partners in the GMS Plaintiffs or any other information respecting the GMS Partnerships which is not publicly available; and (vii) awarding the GMS

Plaintiffs reasonable attorneys' fees, costs of suit incurred, and such other and further relief as the Court may deem just and proper.

         On October 28, 1997 a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC, as plaintiffs (the "State Plaintiffs"), against Philip B. Grotewohl, the General Partner, Kenneth M. Sanders, Robert J. Dana, Borel Associates, and BWC Incorporated, as defendants (the "State Defendants"), and the GMS Partnerships, as nominal defendants. On November 11, 1998 the complaint was amended and Mark and David Grotewohl were added as defendants. The State Plaintiffs alleged that the State Defendants received unauthorized rebates of franchise fees paid to Super 8 Motels, Inc., that the General Partner caused the GMS Partnerships to make unauthorized payments of salaries and expenses, and reimbursements of expenses to the General Partner, that the General Partner refused to cooperate with the State Plaintiffs' efforts to buy the properties of the GMS Partnerships, and that the General Partner refused to provide information required by the GMS Partnerships' governing documents and California law. The General Partner believes that these allegations were unjustified. As amended, the complaint requested the following relief: (i) a declaration that the action was a proper derivative action; (ii) an order requiring the State Defendants to discharge their fiduciary duties to the GMS Partnerships by accepting no kickbacks, charging no unauthorized expenses, responding in good faith to the offer made by an affiliate of the State Plaintiffs to purchase the properties of the GMS Partnerships and disclosing such offers to the limited partners of the GMS Partnerships, and delivering all information respecting the GMS Partnerships requested by the State Plaintiffs; (iii) an order enjoining the State Defendants from breaching their fiduciary duties; (iv) disgorgement of profits in excess of the reasonable value of the services actually rendered; (v) appointment of a receiver; and (vi) an award for compensatory and punitive damages and, under RICO, treble damages, and costs, all in an amount to be determined.

         On February 20, 1998, the parties entered into a settlement agreement pursuant to which both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the Federal Defendants (excluding The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit and Stephen P. Enquist) agreed not to generally solicit the acquisition of any additional units of the GMS Partnerships without first filing necessary documents with the Securities and Exchange Commission, and also agreed to conduct any such solicitation in compliance with the provisions of
Section 14 of the Exchange Act and Regulation 14D, notwithstanding that any such solicitation might otherwise be exempt from such requirements. It was also agreed, among other things, that the General Partner would retain, on behalf of the GMS Partnerships, a real estate broker to market for sale all of the properties of the GMS Partnerships. The General Partner agreed to evaluate and consider in good faith a designee of Everest Properties, Inc. to serve as the real estate broker. Further, the General Partner agreed to include in any listing agreement between the GMS Partnerships and their real estate broker a provision requiring the broker to share one-half of the real estate commission payable with Everest Properties, Inc. or its designee in the event that Everest Properties, Inc. or its designee were the procuring broker for the property generating the real estate commission. The General Partner also agreed to proceed in a commercially reasonable manner with the marketing of all properties of the GMS Partnerships, and agreed to entertain all bona fide offers, whether made for all of the properties of the GMS Partnerships as a group, for all of the properties of a particular GMS Partnership as a group, or for an individual property. The General Partner agreed, by no later than June 30, 1998, to accept for submission to the limited partners of any GMS Partnership either (i) any bona fide offer (an "Acceptable Offer") to purchase one or more of the properties of a GMS Partnership if the offer were a cash offer at a price equal to 75% or more of the appraised value of the property or properties, or (ii) any offer for a property or properties of a GMS Partnership on terms deemed by the General Partner to be more favorable to that GMS Partnership than the Acceptable Offer. In addition, the General Partner agreed to submit the offer for approval to the limited partners of the GMS Partnership and other procedures as required by the GMS Partnership's Agreement of Limited Partnership and applicable law. In this connection, the General Partner agreed, under certain circumstances, to include in the solicitation materials a proposal seeking the approval of the limited partners to a sale of the property or properties to another buyer upon substantially the same or better terms as those offered by the buyer. The General Partner retained the right to recommend to the limited partners of a GMS Partnership rejection of any proposal if the proposed sales price were less than the appraised value of the Property or were not payable entirely in cash. The General Partner also agreed that, upon the sale of a property of one of the GMS Partnerships, the General Partner would distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. Under the terms of the settlement agreement, the GMS Partnerships agreed to reimburse the Everest Defendants for certain costs, not to exceed $60,000, to be allocated among the GMS Partnerships. Of this amount, the Partnership paid $12,000.

         For a discussion of the amendment to such settlement agreement, see "Outstanding Voting Securities and Voting Rights."

                       AMENDMENTS TO PARTNERSHIP AGREEMENT

         Set forth below are the proposed amendments to the Partnership Agreement which are the subject of this Consent Solicitation Statement:

         Section 17.  SALE OF PROPERTIES

         "17.1             Sale and Disposition of Partnership Assets

                  A. Notwithstanding anything contained in this Partnership Agreement to the contrary, including Section 6.3H hereof, the General Partner, for and on behalf of the Partnership, is hereby authorized (i) to sell the Partnership's real property interests, including its motels, and related personal property, to Tiburon Capital Corporation or a nominee thereof, including a nominee which is an Affiliate of Mark Grotewohl, on the terms and conditions outlined in the Consent Solicitation Statement of the Partnership dated _____________, 1998; (ii) to dissolve and wind up the affairs of the Partnership; (iii) to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with this Partnership Agreement; (iv) to terminate the Partnership; and
                  (v) to take any action deemed necessary or appropriate to accomplish the foregoing.

                  B. Notwithstanding anything contained in this Partnership Agreement to the contrary, the General Partner, for and on behalf of the Partnership, is hereby authorized (i) to sell the Partnership's real property interests, including its motels, and related personal property, or any single motel, if the purchaser is not an Affiliate of the General Partner, and if such sale or sales is or are for "all cash," and is or are for an amount equal to or greater than, for any motel, the amount reflected in an appraisal which is not more than 15 months old at the date the purchase agreement is executed;
                  (ii) to dissolve  and wind up the affairs of the  Partnership;
                  (iii) to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with this Partnership Agreement; (iv) to terminate the Partnership; and
                  (v) to take any action deemed necessary or appropriate to accomplish the foregoing; provided, however, that the provisions of this Section 17.1B shall not be operative and shall be of no force and effect if the Partnership's motels are sold pursuant to Section 17.1A hereof."

                              FINANCIAL INFORMATION

Selected Partnership Financial Data

         The Partnership's book values per Unit as of December 31, 1997 and June 30, 1998 were $252.91 and $271.25, respectively.

         Following are selected financial data of the Partnership for the period from January 1, 1993 to December 31, 1997.

                           Year Ended      Year Ended        Year Ended       Year Ended        Year Ended
                           December 31,   December 31,      December 31,     December 31,      December 31,
                               1997          1996              1995             1994              1993
                           -----------    -----------      ------------     ------------       -----------

Guest room income          $4,067,156      $3,668,873        $3,373,790       $3,236,373        $3,252,522
Net income                   $889,604        $807,895          $530,783         $471,069          $227,464

Per Partnership Unit:
  Cash distributions(1)       $260.00         $107.50           $100.00          $100.00           $100.00
  Net income                  $176.14         $159.96           $105.10           $93.27            $45.04

                           December 31,   December 31,      December 31,     December 31,       December 31,
                                1997         1996              1995             1994               1993

Total assets               $2,490,307      $2,878,579        $2,618,110       $2,628,782        $2,671,473
Long-term debt               $901,925        $932,561          $960,709         $986,557        $1,010,318
---------


(1) On an annual basis, to the extent cash distributions exceed net income, Limited Partners receive a return of capital rather than a return on capital. However, an annual analysis will be misleading if the Limited Partners do not receive their investment back upon liquidation of the Partnership. For investors who purchased their Units directly from the Partnership, the original investment was $1,000 per Unit, cumulative allocations of income through December 31, 1997 were approximately $1,494 per Unit, and cumulative distributions through December 31, 1997 were approximately $2,104 per Unit. Investors who did not purchase Units directly from the Partnership must consult with their own advisers in this regard.


Management's Discussion and Analysis of Financial Condition and Results of Operations

I.       Fiscal Year Financial Statements

Liquidity and Capital Resources

         The General Partner believes that the Partnership's liquidity, defined as its ability to generate sufficient cash to meet its cash needs, is adequate. The Partnership's primary source of internal liquidity is revenues from motel operations, which, since commencement of motel operations, have been sufficient to satisfy the Partnership's cash needs, including repayment of debt interest and principal, capital improvements and distributions to the Limited Partners and General Partner. The Partnership's current assets of $960,505 exceed its current liabilities of $248,379 by $712,126. These net current assets provide a reserve in excess of the General Partner's target, which is 5% of adjusted capital contributions or $250,000.

         The Partnership's properties are currently unencumbered except for the loan described above (see "The Properties and the Partnership's Business"), the principal balance of which was $932,561 at December 31, 1997. Although no assurance can be had in this regard, the General Partner believes that the Partnership's equity in its properties provides a potential source of external liquidity (through financing) in the event the Partnership's internal liquidity is impaired. Unless the properties are sold prior to that date, the General Partner may use excess reserves to liquidate the loan when its becomes due in 2003.

         The Partnership expended $177,451 on renovations and replacements during 1997. Included in the total (of which $111,960 was capitalized) were $51,522 in replacement guest room and corridor carpets, $33,228 in replacement washing machines, $12,890 in tub repairs, $11,831 in replacement bedspreads,
$9,246 in replacement guest room chairs, $8,523 for replacement air-conditioners, $8,494 in furniture repairs and $8,008 for replacement drapes.

         The Partnership expended $112,233 on renovation and replacements during 1996. Included in the total (of which $63,372 was capitalized) were $43,534 for guest room carpet, $17,743 for painting and exterior building repairs at the South San Francisco property, $17,448 for computer system replacements, $6,394 for replacement air-conditioning units, $4,544 for replacement televisions and $4,215 for bathtub repairs.

         The Partnership currently has no material commitments for capital expenditures. Its three motel properties are in full operation and no further property acquisitions or extraordinary capital expenditures are planned. If the properties are not sold the General Partner is aware of no material trends or changes with respect to the mix or relative cost of the Partnership's capital resources. If the properties are retained adequate working capital is expected to be generated by motel operations.

(b)      Results of Operations

(i)      Combined Financial Results

         The following tables summarize the Partnership's operating results for 1995, 1996 and 1997 on a combined basis. The results of the individual properties follow in separate subsections. The income and expense numbers in the following table are shown on an accrual basis and other payments on a cash basis. Total expenditures and debt service include the operating expenses of the motels, together with the cost of capital improvements and those Partnership expenses properly allocable to such motels.


                                       Average       Average
                                      Occupancy       Room
Fiscal Year Ended:                      Rate          Rate
---------------------------------------------------------------
December 31, 1995                       64.2%        $44.32

December 31, 1996                       66.5%        $46.39

December 31, 1997                       67.9%        $50.46


                                               Total
                                            Expenditures       Partnership
                            Total               and             Cash Flow
Fiscal Year Ended:        Revenues          Debt Service           (1)
---------------------------------------------------------------------------
December 31, 1995         $3,476,890         $2,836,242           $640,648

December 31, 1996         $3,818,298         $2,832,177           $986,121

December 31, 1997         $4,218,479         $3,214,059         $1,004,420

        (1) While Partnership Cash Flow as it is used here is not an amount found in the financial statements, the General Partner believes that it is the best indicator of the annual change in the amount, if any, available for distribution to the Limited Partners and the General Partner because it tracks the definition of the term "Cash Flow" as it is used in the Partnership Agreement. This calculation is reconciled to the financial statement in the following table. Limited Partners should not interpret Partnership Cash Flow as an alternative to net income or as a measure of performance.

         Following is a reconciliation of Total Expenditures and Debt Service as used above to Total Expenses as shown on the Statement of Operations (in the audited financial statements):


                                                                            1997               1996               1995
                                                               ---------------------------------------------------------
Total Expenditures and Debt Service                                     $3,214,059        $2,832,177         $2,836,242
Principal Payments on Financial Obligations                                (28,148)          (25,862)           (23,747)
Additions to Fixed Assets                                                 (111,960)          (63,372)          (128,748)
Depreciation and Amortization                                              254,260           255,459            261,488
Other Items                                                                    665            12,001                872
                                                               =========================================================
Total Expenses                                                          $3,328,876        $3,010,403         $2,946,107
                                                               =========================================================


         A reconciliation of Partnership Cash Flow (included in the chart above) to Net Income as shown on the Statements of Operations (in the audited financial statements) is as follows:


                                                                            1997             1996               1995
                                                               -------------------------------------------------------
Partnership Cash Flow                                                   $1,004,420         $986,121          $640,648
Principal Payments on Financial Obligations                                 28,148           25,862            23,747
Additions to Fixed Assets                                                  111,960           63,372           128,748
Depreciation and Amortization                                             (254,260)        (255,459)         (261,488)
Other Items                                                                   (664)         (12,001)             (872)
                                                               =======================================================
Net Income                                                                $889,604         $807,895          $530,783
                                                               =======================================================

         Following is a reconciliation of Partnership Cash Flow (shown above) to the aggregate total of Cash Flow from Properties Operations for the Partnership's three motels which are segregated in the tables following this subsection:


                                                                                 1997              1996             1995
                                                                    -------------------------------------------------------
South San Francisco Motel Cash Flow                                             $814,752         $637,439         $372,917
Sacramento Motel Cash Flow                                                       240,429          284,759          195,669
Modesto Motel Cash Flow                                                           52,294           93,876          108,118
                                                                    -------------------------------------------------------
Aggregate Cash Flow from Properties Operations                                 1,107,475        1,016,074          676,704
Partnership Management Fees                                                    (144,444)         (59,722)         (55,556)
Interest on Cash Reserves                                                         36,765           28,421           17,226
Other Income (Net of Other Expenses) Not
   Allocated to the Individual Properties                                          4,624            1,348            2,274
                                                                    =======================================================
Partnership Cash Flow                                                         $1,004,420         $986,121         $640,648
                                                                    =======================================================

         The Partnership's total revenues increased $400,181 or 10.5% during 1997 as compared to 1996. As discussed below, the improved revenues were generated primarily by improved occupancies and room rates at the South San Francisco motel and to a lesser degree by improved performance at the Sacramento motel.

         The Partnership's total revenue increased $341,408 or 9.8% during 1996 as compared to 1995. As discussed below, the improved revenues were generated primarily by improved occupancies and room rates at the South San Francisco motel.

         The  Partnership's   total  expenditures  and  debt  service  increased
$381,882 or 13.5% during 1997 as compared to 1996. The increased expenses are associated with the increased room revenue and occupancy.

         The Partnership's total expenditures and debt service were essentially unchanged from 1995 to 1996.

(ii)      South San Francisco Motel

                                       Average        Average
                                      Occupancy        Room
Fiscal Year Ended:                       Rate          Rate
----------------------------------------------------------------
December 31, 1995                       69.4%         $49.43

December 31, 1996                       78.3%         $53.83

December 31, 1997                       83.7%         $59.68

                                               Total                Cash Flow
                                            Expenditures               From
                              Total              And                Properties
   Fiscal Year Ended:        Revenues        Debt Service           Operations
------------------------------------------------------------------------------
December 31, 1995           $1,501,439         $1,128,522            $372,917

December 31, 1996           $1,857,629         $1,220,190            $637,439

December 31, 1997           $2,187,188         $1,372,436            $814,752

         The Partnership's South San Francisco motel achieved a $329,559 or 17.7% increase in total revenues during 1997 as compared to 1996. Guestroom revenues increased $328,285 or 18.2% due to the increases in occupancy and in the average room rate. The motel achieved significant increases in the leisure market segment while it experienced a downturn in the number of corporate, group and discount rooms sold. The improvement in the average daily rate is related to the increased strength of the lodging market in the San Francisco airport area.

         The Partnership's South San Francisco motel achieved a $356,190 or 23.7% increase in total revenues during 1996 as compared to 1995. Guestroom revenues increased $339,825 or 23.2% due to the increases in occupancy and in the average room rate. The motel achieved significant increases in the leisure market segment while it experienced a slight downturn in the number of corporate rooms sold. The improvement in the average daily rate is related to the strength of the San Francisco airport market.

         The Partnership's South San Francisco motel experienced a $152,246 or 12.5% increase in total expenditures and debt service during 1997 as compared to 1996 due primarily to the increase in room sales. Included in the increase were increased front desk wages of $15,231, increased housekeeping wages of $8,642, increased credit card discounts of $7,152, increased security service of $10,745 and increased franchise and management fees of $29,602. Bad debt expense increased $10,556 due primarily to the write-off of some bankrupt direct bill accounts.

         The Partnership's South San Francisco motel experienced a $91,668 or 8.1% increase in total expenditures and debt service during 1996 as compared to 1995 due primarily to the increase in room sales. Increased housekeeping wages of $17,200, increased guest transportation cost of $9,802, increased costs of guest services of $6,045, increased appraisal fees of $7,250, increased workers' compensation costs of $6,934 and increased franchise and management fees of $34,798 were partially offset by reductions of $6,478 in maintenance wages and $19,207 in renovations.

(iii)     Sacramento Motel

                                          Average              Average
                                         Occupancy               Room
Fiscal Year Ended:                         Rate                  Rate
------------------------------------------------------------------------------
December 31, 1995                          53.8%                $41.06

December 31, 1996                          55.5%                $40.37

December 31, 1997                          58.4%                $42.09

                                                  Total            Cash Flow
                                               Expenditures           From
                             Total                 and             Properties
   Fiscal Year Ended:       Revenues           Debt Service         Operations
-----------------------------------------------------------------------------
December 31, 1995          $1,061,119            $865,450           $195,669

December 31, 1996          $1,092,057            $807,298           $284,759

December 31, 1997          $1,187,852            $947,423           $240,429

         The Partnership's Sacramento motel achieved a $95,795 or 8.8% increase in total revenues during 1997 as compared to 1996. This increase was due primarily to the $99,778 increase in guestroom revenue, which was achieved by increases in both the average room rate and the average occupancy rate. Revenue from McCllelan Air Force Base decreased from 11% of total room revenue to approximately 8% of total room revenue. Future business from the McCllelan Air Force Base is uncertain as the base will take some time to completely close. The termination functions should provide additional room nights for transient personnel and the final alternate use of the facility is not yet determined.

         The Partnership's Sacramento motel achieved a $30,938 or 2.9% increase in total revenues during 1996 as compared to 1995. The property's 3.2% increase in occupancy was partially offset by the 1.7% decrease in average room rate. The motel experienced growth in the corporate and discount rooms market segments. Revenue from McCllelan Air Force Base decreased from 14% of total room revenue to approximately 11% of total room revenue.

         The Partnership's Sacramento motel experienced a $140,125 or 17.4% increase in expenditures during 1997 as compared to 1996. Decreased expenditures for maintenance employees of $11,495 were offset by increased front desk wages of $8,908 and increased housekeeping expenses of $16,202. The uncertain collection of receivables aged more than three years led to the write-off of $21,227 in bad debts. The age of the property and the location required increased expenditures of $49,575 for renovations and replacements and for increased security of $19,180.

         The Partnership's Sacramento motel achieved a $58,152 or 6.7% decrease in expenditures during 1996 as compared to 1995. Total expenditure increases of $5,830 for workers' compensation insurance and $7,250 for appraisal fees were offset by reduced expenditures of $54,978 for renovations and replacements, $6,606 in security services, $6,035 in housekeeping wages and $5,271 in air-conditioning repairs and replacements.

(iv)     Modesto Motel

                                        Average          Average
                                       Occupancy          Room
Fiscal Year Ended:                       Rate             Rate
---------------------------------------------------------------------
December 31, 1995                        73.2%           $41.06

December 31, 1996                        66.8%           $41.63

December 31, 1997                        60.1%           $44.70

                                                    Total            Cash Flow
                                                 Expenditures           from
                            Total                     And            Properties
   Fiscal Year Ended:      Revenues              Debt Service        Operations
------------------------------------------------------------------------------
December 31, 1995              $896,780            $788,662          $108,118

December 31, 1996              $838,579            $744,703           $93,876

December 31, 1997              $806,674            $754,380           $52,294

         The Partnership's Modesto motel experienced a $31,905 or 3.8% decrease in total revenue during 1997 as compared to 1996. The decrease in revenue was due to a 10.0% reduction in guestroom occupancy, which was slightly offset by a 7.4% increase in average room rate. The occupancy reduction was experienced in all market segments, except the corporate market segment, which was essentially unchanged.

         The Partnership's Modesto motel experienced a $58,201 or 6.5% decrease in total revenue during 1996 as compared to 1995. The decrease in revenue was due to an 8.7% reduction in guestroom occupancy, which was slightly offset by a 1.4% increase in average room rate. The occupancy reduction was experienced in all market segments.

         The Partnership's Modesto motel experienced a $9,677 or 1.3% increase in total expenditures during 1997 as compared 1996. The condition of the property required increased expenditures of $11,710 for renovation and replacements and of $6,938 for landscaping.

         The Partnership's Modesto motel achieved a $43,959 or 5.6% decrease in total expenditures during 1996 as compared to 1995. The reduced expenditures of $42,788 for renovations and replacements and of $8,391 for landscaping were partially offset by increased expenditures of $5,148 for workers' compensation and of $7,250 for appraisal fees.

 II.      Interim Financial Statements

 (a)      Liquidity and Capital Resources

         As of June 30, 1998, the Partnership's current assets of $1,109,906 exceeded its current liabilities of $271,126, providing an operating reserve of $838,780. The General Partner's reserves target is 5% of adjusted capital contributions, or $250,000.

         The Partnership expended $101,564 on renovations and replacements during the six months ended June 30, 1998, of which $81,380 was capitalized. The expenditures included $70,964 for guest room and hallway carpets and $8,076 for replacement guest room lamps.

(b)      Results of Operations

         Total Partnership income decreased $30,372 or 1.5% for the first six months of 1998 as compared to the first six months of 1997. Guest room revenue decreased $5,336 or 0.3% due to a decrease in the average occupancy rate from 71.2% in 1997 to 60.8% in 1998. Such decrease was partially offset by an increase in the average room rate from $47.65 in 1997 to $55.66 in 1998. All three motels had higher room rates and lower occupancies. Overall, the South San Francisco motel had an increase in guest room revenues and the other motels had a decrease in guest room revenues.

         Total Partnership expenses increased $18,921 or 1.2%, primarily due to increases in the minimum wage, management fees and legal, appraisal and other costs associated with the proposed sale of the properties and the liquidation of the Partnership and in fees to the General Partners which are calculated as a percentage of distributions to Limited Partners.

Other Financial Information

         In 1996 the computers used by the Partnership at the General Partner's offices in Sacramento were updated. In the process of updating its hardware and software, the General Partner eliminated any potential Year 2000 problem with respect to such computers. Similarly, the General Partner does not anticipate any material Year 2000 problem with the computers in use at the individual motels. The General Partner has not investigated and does not know whether any Year 2000 problems may arise from its third party vendors. Because the motels are "budget" motels, the Partnership's most significant vendors are its utility providers and banks. To the extent banking services, utility services and other goods and services are unavailable as a result of Year 2000 problems with the computer systems of such vendors or otherwise, the ability of the Partnership to conduct business at its motels would be comprised. No contingency plans have been developed in this regard.

         Items 304 and 305 of Regulation S-K promulgated by the Securities and Exchange Commission are not applicable to the Partnership.

                              FINANCIAL STATEMENTS

                                       for

                         CONSENT SOLICITATION STATEMENT

                                       of

                              SUPER 8 MOTELS, LTD.


                                October __, 1998

                          INDEX TO FINANCIAL STATEMENTS


SUPER 8 MOTELS, LTD.                                                       Page

INDEPENDENT AUDITORS' REPORT ..............................................F-1

FINANCIAL STATEMENTS:
Balance Sheets, December 31, 1997 and 1996.................................F-2
Statements of Operations for the Years Ended
     December 31, 1997, 1996 and 1995......................................F-3
Statements of Partners' Equity for the Years
     Ended December 31, 1997, 1996 and 1995................................F-4
Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995......................................F-5
Notes to Financial Statements..............................................F-7

Balance Sheets, June 30 1998 and December 31, 1997 (Unaudited).............F-12
Statements of Operations for the Three and Six Months
     Ended June 30, 1998 and 1997 (Unaudited)..............................F-13
Statements of Partners' Equity for the Six Months
     Ended June 30, 1998 and 1997 (Unaudited)..............................F-14
Statement of Cash Flows for the Six Months
     Ended June 30, 1998 (Unaudited).......................................F-15
Notes to Financial Statements..............................................F-16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





To the Partners
Super 8 Motels, Ltd.

We have audited the accompanying balance sheets of Super 8 Motels, Ltd., a California limited partnership, as of December 31, 1997 and 1996, and the related statements of operations, partners' equity and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Super 8 Motels, Ltd. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.


VOCKER KRISTOFFERSON AND CO.


February 26, 1998
San Mateo, California

e-super8\s8197fs.wp8.wpd              F-1




                              SUPER 8 MOTELS, LTD.
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           December 31, 1997 and 1996

                                     ASSETS
                                                                1997                   1996
                                                            -----------             ---------
Current Assets:
    Cash and temporary investments (Notes 3, 8 and 9)      $   812,763             $1,058,309
    Accounts receivable                                        126,154                122,841
    Prepaid expenses                                            21,588                 24,463
                                                           -----------            -----------
       Total Current Assets                                    960,505              1,205,613
                                                            ----------             ----------

Property and Equipment (Note 2):
    Buildings                                                5,223,252              5,223,252
    Furniture and equipment                                  1,147,274              1,049,769
                                                             ---------             ----------
                                                             6,370,526              6,273,021
    Accumulated depreciation                                (4,858,036)            (4,620,543)
                                                             ----------             ----------
       Property and Equipment, Net                           1,512,490              1,652,478
                                                             ---------             ----------

Other Assets                                                    17,312                 20,488
                                                          -------------           -----------

          Total Assets                                      $2,490,307             $2,878,579
                                                            ==========             ==========

                        LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
    Current portion of note payable (Notes 6 and 9)         $   30,636            $    28,148
    Accounts payable and accrued liabilities                   193,805                157,712
    Due to related parties                                      23,938                  9,759
                                                           -----------           ------------
       Total Current Liabilities                               248,379                195,619
                                                            ----------            -----------

Long-term Liabilities, Net of Current Portion:
    Note payable (Notes 6 and 9)                               901,925                932,561
                                                            ----------            -----------

          Total Liabilities                                  1,150,304              1,128,180
                                                             ---------             ----------

Lease Commitments (Note 5)

Partners' Equity:
    General Partner                                             75,455                 66,559
    Limited Partners: 5,000 units authorized,
          issued and outstanding                             1,264,548              1,683,840
                                                             ---------             ----------
          Total Partners' Equity                             1,340,003              1,750,399
                                                             ---------             ----------
             Total Liabilities and Partners' Equity         $2,490,307             $2,878,579
                                                            ==========             ==========


                 See accompanying notes to financial statements.



                              SUPER 8 MOTELS, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF OPERATIONS


                                                              Years Ended December 31:
                                                      1997             1996              1995
                                                   ----------       ----------        ----------
Income:
    Guest room                                     $4,067,156       $3,668,873        $3,373,790
    Telephone and vending                              82,035           90,377            75,815
    Interest                                           36,765           28,421            17,226
    Other                                              32,524           30,627            10,059
                                                   ----------      -----------       -----------
       Total Income                                 4,218,480        3,818,298         3,476,890
                                                   ----------       ----------        ----------


Expenses:
    Motel operations (Notes 4, 5 and 7)             2,497,568        2,318,534         2,293,289
    General and administrative (Note 4)               143,137          104,592            77,993
    Depreciation and amortization (Note 2)            254,260          255,459           261,488
    Interest                                           80,381           82,683            84,812
    Property management fees (Note 4)                 209,086          189,413           172,969
    Partnership management fees (Note 4)              144,444           59,722            55,556
                                                   ----------      -----------       -----------
       Total Expenses                               3,328,876        3,010,403         2,946,107
                                                    ---------       ----------        ----------

          Net Income                                 $889,604         $807,895          $530,783
                                                     ========         ========          ========


Net Income Allocable to General Partner                $8,896           $8,079            $5,308
                                                       ======           ======            ======

Net Income Allocable to Limited Partners             $880,708         $799,816          $525,475
                                                     ========         ========          ========

Net Income Per Partnership Unit (Note 1)              $176.14          $159.96           $105.10
                                                      =======          =======           =======

Distributions to Limited Partners Per
  Partnership Unit (Note 1)                           $260.00          $107.50           $100.00
                                                      =======          =======           =======


                 See accompanying notes to financial statements.

                              SUPER 8 MOTELS, LTD.
                       (A California Limited Partnership)
                         STATEMENTS OF PARTNERS' EQUITY


                                              Years Ended December 31:
                                      1997             1996             1995
                                   ----------       ----------      -----------
General Partner:
    Balance, beginning of year    $   66,559      $    58,480       $    53,172
    Net income                         8,896            8,079             5,308
                                  ----------     ------------      ------------
       Balance, End of Year           75,455           66,559            58,480
                                  ----------      -----------       -----------


Limited Partners:
    Balance, beginning of year     1,683,840        1,421,524         1,396,049
    Net income                       880,708          799,816           525,475
    Less:  Cash distributions to
             limited partners     (1,300,000)        (537,500)         (500,000)
                                   ----------      -----------       -----------
       Balance, End of Year        1,264,548        1,683,840         1,421,524
                                  ----------       ----------        ----------


       Total Partners' Equity     $1,340,003       $1,750,399        $1,480,004
                                  ==========       ==========        ==========



                 See accompanying notes to financial statements.




                              SUPER 8 MOTELS, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS


                                                                    Years Ended December 31:
                                                            1997             1996             1995
                                                         ----------       ----------       -------


Cash Flows From Operating Activities:
    Received from motel operations                      $4,178,483       $3,776,765        $3,455,302
    Expended for motel operations and
      general and administrative expenses               (2,940,025)      (2,671,907)       (2,617,626)
    Interest received                                       36,684           28,351            16,576
    Interest paid                                                           (80,580)          (82,866)           (84,980)
                                                                         -----------       -----------        -----------
       Net Cash Provided by Operating Activities         1,194,562        1,050,343           769,272
                                                        ----------       ----------       -----------


Cash Flows From Investing Activities:
    Purchases of property and equipment                   (111,960)         (63,372)         (128,748)
    Proceeds from sales of property and equipment            -                3,500            12,285
                                                     --------------    ------------       -----------
       Net Cash Used by Investing Activities              (111,960)         (59,872)         (116,463)
                                                         ----------      -----------       -----------


Cash Flows From Financing Activities:
    Payments on notes payable                              (28,148)         (25,862)          (23,747)
    Distributions paid to limited partners              (1,300,000)        (537,500)         (500,000)
                                                         ----------      -----------       -----------
       Net Cash Used by Financing Activities            (1,328,148)        (563,362)         (523,747)
                                                         ----------      -----------       -----------


       Net Increase (Decrease) in Cash and
         Temporary Investments                            (245,546)         427,109           129,062


Cash and Temporary Investments:
    Beginning of year                                    1,058,309          631,200           502,138
                                                         ---------      -----------       -----------


       End of Year                                        $812,763       $1,058,309       $   631,200
                                                          ========       ==========       ===========




                 See accompanying notes to financial statements.



                              SUPER 8 MOTELS, LTD.
                       (A California Limited Partnership)
                      STATEMENTS OF CASH FLOWS (Continued)



                                                                                Years Ended December 31:
                                                                         1997             1996              1995
                                                                      ----------       ----------        ---------

Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:

    Net income                                                         $889,604       $  807,895          $530,783
                                                                       --------       ----------          --------

    Adjustments to reconcile net income to
    net cash  provided  by  operating
     activities:
       Depreciation and amortization                                    254,260          255,459           261,488
       Loss on disposition of property
         and equipment                                                      863            1,036             1,040
       Increase in accounts receivable                                   (3,313)         (28,182)           (5,012)
       (Increase) decrease in prepaid expenses                            2,875           (1,801)           (1,319)
       Increase (decrease) in accounts payable and
         accrued liabilities                                             36,093            6,177            (1,784)
       Increase (decrease) in due to related parties                     14,180            9,759           (15,924)
                                                                   ------------     ------------          ---------
             Total Adjustments                                          304,958          242,448           238,489
                                                                    -----------      -----------          --------


          Net Cash Provided By Operating Activities                  $1,194,562       $1,050,343          $769,272
                                                                     ==========       ==========          ========



                 See accompanying notes to financial statements.

                              SUPER 8 MOTELS, LTD.
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE PARTNERSHIP

Super 8 Motels, Ltd. is a limited partnership organized under California law on August 25, 1978, to acquire and operate motel properties in South San Francisco, Sacramento and Modesto, California. The term of the Partnership expires December 31, 2027, and may be dissolved earlier under certain circumstances. The Partnership grants credit to customers, substantially all of which are local businesses in South San Francisco, Sacramento or Modesto.

The general partner is Grotewohl Management Services, Inc., the fifty percent stockholder and officer of which is Philip B. Grotewohl.

The net income or net loss of the Partnership is allocated 1% to the General Partner and 99% to the Limited Partners. Net income and distributions per partnership unit are based upon 5,000 units outstanding. All partnership units are owned by the Limited Partners.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Items of Partnership income are passed through to the individual partners for income tax purposes, along with any income tax credits. Therefore, no federal or California income taxes are provided for in the financial statements of the Partnership.

Property and equipment are recorded at cost. Depreciation and amortization are computed using the following estimated useful lives and methods:

       Description                       Methods                Useful Lives

 Buildings                        200% and 150% declining       7-31.5 years
                                  balance and straight-line

 Furniture and equipment          Straight-line and 200%        3-7 years
                                  declining balance

Costs incurred in connection with maintenance and repair are charged to expense. Major renewals and betterments that materially prolong the lives of assets are capitalized.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference betwen the fair value and the carrying value of the asset.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 3 - CASH AND TEMPORARY INVESTMENTS

Cash and temporary investments as of December 31, 1997 and 1996 consists of the following:

                                                       1997            1996
                                                   ----------       ----------

     Cash in bank                                   $ 100,529      $    79,142
     Money market accounts                            612,234          879,167
     Certificate of deposit                           100,000          100,000
                                                   ----------      -----------
          Total Cash and Temporary Investments      $ 812,763       $1,058,309
                                                    =========       ==========

Temporary investments are recorded at cost, which approximates market value. The Partnership considers temporary investments and all highly liquid marketable securities with original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.


NOTE 4 - RELATED PARTY TRANSACTIONS

Franchise Fees
Super 8 Motels, Inc., now a wholly-owned subsidiary of Hospitality Franchise Systems, Inc., is franchisor of all Super 8 Motels. The Partnership pays to the franchisor monthly fees equal to 4% of the gross room revenues of each motel and contributes an additional 1% of its gross room revenues to an advertising fund administered by the franchisor. In return, the franchisor provides the right to use the name "Super 8", a national institutional advertising program, an advance room reservation system, and inspection services. These costs, $203,358 in 1997, $183,444 in 1996 and $168,690 in 1995 are included in motel operations expense in the accompanying statements of operations. The Partnership operates its motel properties as a franchisee of Super 8 Motels, Inc., through a sub-franchise agreement with Brown & Grotewohl, a California general partnership, of which Grotewohl Management Services, Inc. (see Note 1) is a 50% owner. Under the sub-franchise agreement, Brown & Grotewohl earned 40% of the above franchise fees, which amounted to $81,343, $73,377 and $67,476 in 1997, 1996 and 1995,
respectively.

Property Management Fees
The General Partner, or its affiliates, handles the management of the motel properties of the Partnership. The fee for this service is 5% of the gross revenues from Partnership operations, as defined in the Partnership agreement, not including income from the sale, exchange or refinancing of such properties. This fee is payable only out of the Operational Cash Flow of the Partnership, defined as the total cash receipts from Partnership operations during a given period of time less cash operating disbursements during the same period. It is subordinated to prior receipt by the Limited Partners of a cumulative 10% per annum pre-tax return on their adjusted capital contributions for each year of the Partnership's existence. During the years ended December 31, 1997, 1996 and 1995 the General Partner received property management fees of $209,086, $189,413 and $172,969, respectively.

Subordinated Partnership Management Fees
During the Partnership's operational stage, the General Partner is to receive a fee for partnership management services equal to one-ninth of the amounts which have been distributed to the Limited Partners subordinated, however, to receipt by the Limited Partners of a cumulative 10% per annum pre-tax return on their adjusted capital contributions and to payment of the property management fees referred to above. This fee is payable only from cash funds provided from operations of the Partnership, and may not be paid from the proceeds of sale or refinancing. During the years December 31, 1997, 1996 and 1995 the General Partner received partnership management fees of $144,444, $59,722 and $55,556, respectively.

Subordinated Incentive Distributions
Under the terms of the Partnership agreement, the General Partner is to receive 15% of distributions of net proceeds from the sale or refinancing of Partnership properties remaining after distribution to the Limited Partners of any portion thereof required to cause distributions to the Limited Partners from all sources to be equal to their capital contributions plus a cumulative 10% per annum pre-tax return on their adjusted capital contributions. Through December 31, 1997, no such proceeds had been distributed.

Administrative Expenses Shared by the Partnership and Its Affiliates There are certain administrative expenses allocated between the Partnership and other partnerships managed by the General Partner and its affiliates. These expenses, which are allocated based on usage, are telephone, data processing, rent of the administrative office and administrative salaries. Management believes that the methods used to allocate shared administrative expenses are reasonable. The administrative expenses allocated to the Partnership were approximately $344,000 in 1997, $338,000 in 1996 and $334,000 in 1995 and are included in general and administrative expenses and motel operations expenses in the accompanying statements of operations. Included in administrative salaries are allocated amounts paid to two employees who are related to Philip B. Grotewohl, the fifty percent stockholder of Grotewohl Management Services, Inc., the General Partner.


NOTE 5 - LEASE COMMITMENTS

The Partnership has long-term lease commitments on land in Modesto, Sacramento, and South San Francisco, California for original terms of 50, 35, and 29 years, respectively. The Partnership has the right to extend the Modesto lease for three consecutive periods of ten years each, the Sacramento lease for five consecutive periods of ten years each, and the South San Francisco lease for five consecutive periods of five years each. The base monthly rent is subject to adjustment at three, two and five year intervals, respectively, to reflect changes in the Consumer Price Index. The Partnership pays all property taxes, assessments and utilities.

The Partnership has entered into three sublease agreements which cover unimproved portions of the Sacramento property and expire on various dates from March, 2003 through June, 2013, with the sublessees' options to renew the subleases of all three parcels of land for five consecutive periods of ten years each.

Rental expense under long-term lease commitments incurred by the Partnership amounted to $278,148 in 1997, $272,438 in 1996 and $268,526 in 1995, less
$86,662 , $84,959  and  $83,058  in  sub-lease  rentals in 1997,  1996 and 1995, respectively. Such amounts are included in motel operations expense in the accompanying statements of operations.

The future lease commitments at December 31, 1997 using the minimum monthly amounts, are as follows:

   Years Ending                                        South San
   December 31:          Modesto       Sacramento     Francisco         Total
   ------------        -----------    ------------   -----------     --------
     1998              $    70,954     $  116,630      $  90,564     $  278,148
     1999                   70,954        116,630         90,564        278,148
     2000                   70,954        116,630         90,564        278,148
     2001                   70,954        116,630         90,564        278,148
     2002                   70,954        116,630         90,564        278,148
   Thereafter            1,892,099      1,341,243        543,384      3,776,726

   Less subleases             -          (992,990)          -          (992,990)
                    --------------     -----------   -----------     -----------
        Total           $2,246,869     $  931,403       $996,204     $4,174,476
                        ==========     ==========       ========     ==========

NOTE 6 - NOTE PAYABLE

The note payable is due to a federal savings bank, with monthly interest and principal payments of $9,061. The interest rate is adjusted monthly and the payment is adjusted annually. The interest rate was equal to 8.5% as of December 31, 1997 and is the lesser of 3% over the cost of funds index of the Federal Home Loan Bank of San Francisco or 14.5% but not less than 8.5%. A balloon payment of approximately $740,000 for the balance of the principal is due in May 2003. The note is collateralized by a first deed of trust on the leasehold interests in real property in South San Francisco.

Note payable maturities are as follows:

                Years Ending December 31:
                           1998                      $  30,636
                           1999                         33,344
                           2000                         36,291
                           2001                         39,499
                           2002                         42,990
                           2003                        749,801
                                                     ---------
                               Total                  $932,561

NOTE 7 - MOTEL OPERATING EXPENSES

The following table summarizes the major components of motel operating expenses for the following years:

                                                1997           1996       1995
                                             ---------     ---------    -------

Salaries and related costs                  $  824,819    $  790,722  $ 764,251
Rent                                           193,120       187,479    185,468
Franchise and advertising fees                 203,358       183,444    168,690
Utilities                                      179,184       166,900    168,641
Allocated costs, mainly indirect salaries      279,007       276,096    272,411
Replacement and renovations                     65,491        48,861    100,459
Maintenance expenses                           127,481       123,854    123,711
Property taxes                                  86,669        98,586     93,583
Property insurance                              68,606        61,104     63,474
Other operating expenses                       469,833       381,488    352,601
                                           -----------   ----------- ----------

    Total motel operating expenses          $2,497,568    $2,318,534 $2,293,289
                                            ==========    ========== ==========


NOTE 8 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash accounts in seven commercial banks located in California. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. A summary of the total insured and uninsured cash balances (not reduced by outstanding checks) as of December 31, 1997 follows:

    Total cash in all California banks                               $866,080
    Portion insured by FDIC                                           (696,729)
         Uninsured cash balances                                     $169,351

NOTE 9 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and cash equivalents - The carrying amount approximates fair value because of the short-term maturity of these instruments.

Long-term debt - The carrying amount of the Partnership's notes payable approximate fair value.


NOTE 10 - LEGAL PROCEEDINGS AND SUBSEQUENT EVENT

On October 27, 1997, a complaint was filed in the United States District Court by the General Partner naming as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citron, Ronald J. Kravit, and Stephen P. Enquist. The complaint alleged that the defendants violated certain provisions of the Security and Exchange Act of 1934 and sought injunctive and declarative relief

On October 28, 1997, a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC as plaintiffs against the General Partners of the Partnership and four other partnerships which have common general partners as nominal defendants. The complaint pertained to the receipt by the defendants of franchise fees and reimbursement of expenses, the indications of interest made by the plaintiffs in purchasing the properties of the nominal defendants, and the alleged refusal of the defendants to provide information required by the terms of the Partnership's partnership agreement and California law.

On February 20, 1998, the parties entered into a settlement agreement and both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the General Partner has agreed to proceed with the marketing for sale of the properties of the Partnerships, among other things, if by June 30, 1998, it receives an offer to purchase one or more properties for a cash price equal to 75% or more of the appraised value. In addition, the General Partner has agreed to submit the offer for approval to the limited partners and other procedures as required by the partnership agreements and applicable law. The General Partner has also agreed that upon the sale of one or more properties, to distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. The Everest Defendants agreed not to generally solicit the acquisition of any additional units of the Partnerships without first filing necessary documents with the SEC. Under the terms of the settlement agreement, the Partnerships have agreed to reimburse the Everest Defendants for certain costs not to exceed $60,000, to be allocated among the Partnerships. Of this amount, the Partnership will pay approximately $12,000 during the year ended December 31, 1998.

                              Super 8 Motels, Ltd.
                       (A California Limited Partnership)
                                  Balance Sheet
                       June 30, 1998 and December 31, 1997

                                                        6/30/98      12/31/97
                                                      -----------   -----------
                                     ASSETS
Current Assets:
   Cash and temporary investments                    $    887,007  $    812,763
   Accounts receivable                                    198,620       126,154
   Prepaid expenses                                        24,279        21,588
                                                      -----------   -----------
    Total current assets                                1,109,906       960,505
                                                      -----------   -----------
Property and Equipment:
   Buildings                                            5,223,252     5,223,252
   Furniture and equipment                              1,225,555     1,147,274
                                                      -----------   -----------
                                                        6,448,807     6,370,526
   Accumulated depreciation                            (4,981,043)   (4,858,036)
                                                      -----------   -----------

    Property and equipment, net                         1,467,764     1,512,490
                                                      -----------   -----------

Other Assets:                                              15,725        17,312
                                                      -----------   -----------

    Total Assets                                     $  2,593,395  $  2,490,307
                                                      ===========   ===========

                        LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
   Current portion of note payable                   $     31,961  $     30,636
   Accounts payable and accrued liabilities               239,165       217,743
                                                      -----------   -----------
    Total current liabilities                             271,126       248,379

Long - Term Liabilities:
   Note payable                                           885,606       901,925
                                                      -----------   -----------
    Total liabilities                                   1,156,732     1,150,304
                                                      -----------   -----------
Contingent Liabilities (See Note 1)

Partners' Equity:
   General Partners                                        80,422        75,455
   Limited Partners (5,000 units authorized,
    issued and outstanding)                             1,356,241     1,264,548
                                                      -----------   -----------
    Total partners' equity                              1,436,663     1,340,003
                                                      -----------   -----------

Total Liabilities and Partners' Equity               $  2,593,395  $  2,490,307
                                                      ===========   ===========


                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                              Super 8 Motels, Ltd.
                       (A California Limited Partnership)
                             Statement of Operations
                For the Six Months Ending June 30, 1998 and 1997

                             Three Months  Six Months  Three Months  Six Months
                                Ended        Ended        Ended        Ended
                               6/30/98      6/30/98      6/30/97      6/30/97
                             -----------  -----------  -----------  -----------

Income:
 Guest room                  $ 1,074,670  $ 1,990,369  $ 1,083,984  $ 1,995,705
 Telephone and vending            16,276       31,412       21,648       43,350
 Interest                          6,355       13,942       10,293       20,360
 Other                             7,193       15,027       12,863       21,707
                              ----------   ----------   ----------   ----------
  Total Income                 1,104,494    2,050,750    1,128,788    2,081,122
                              ----------   ----------   ----------   ----------

Expenses:
 Motel operating expenses
 (Note 2)                        613,410    1,207,578      612,479    1,188,866
 General and administrative      (21,862)      33,368       15,915       44,549
 Depreciation and amortization    64,852      127,694       62,873      124,364
 Interest                         19,552       39,264       20,172       40,491
 Property management fees         54,785      101,742       55,655      102,807
 Partnership management fees      22,222       44,444       18,056       34,722
                              ----------   ----------   ----------   ----------
  Total Expenses                 752,959    1,554,090      785,150    1,535,799
                              ----------   ----------   ----------   ----------

 Net Income (Loss)           $   351,535  $   496,660  $   343,638  $   545,323
                              ==========   ==========   ==========   ==========

Net Income (Loss) Allocable
 to General Partners              $3,515       $4,967       $3,436       $5,453
                              ==========   ==========   ==========   ==========

Net Income (Loss) Allocable
 to Limited Partners            $348,020     $491,693     $340,202     $539,870
                              ==========   ==========   ==========   ==========

Net Income (Loss)
 per Partnership Unit             $69.60       $98.34       $68.04      $107.97
                              ==========   ==========   ==========   ==========

Distribution to Limited Partners
 per Partnership Unit             $40.00       $80.00      $152.50      $182.50
                              ==========   ==========   ==========   ==========






                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                              Super 8 Motels, Ltd.
                       (A California Limited Partnership)
                    Statement of Changes in Partners' Equity
                For the Six Months Ending June 30, 1998 and 1997


                                                          1998          1997
                                                      -----------   -----------
General Partners:
 Balance at beginning of year                        $     75,455  $     66,559
 Net income (loss)                                          4,967         5,453
                                                      -----------   -----------
  Balance at end of period                                 80,422        72,012
                                                      -----------   -----------


Limited Partners:
 Balance at beginning of year                           1,264,548     1,683,840
 Net income (loss)                                        491,693       539,870
 Distributions to limited partners                       (400,000)     (912,500)
                                                      -----------   -----------
  Balance at end of period                              1,356,241     1,311,210
                                                      -----------   -----------

  Total balance at end of period                     $  1,436,663  $  1,383,222
                                                      ===========   ===========





























                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                              Super 8 Motels, Ltd.
                       (A California Limited Partnership)
                             Statement of Cash Flows
                For the Six Months Ending June 30, 1998 and 1997

                                                           1998         1997
                                                       -----------   ----------
Cash flows from operating activities:
 Received from motel revenues                         $  1,964,328  $ 2,046,551
 Expended for motel operations and
  general and administrative expenses                   (1,368,295)  (1,323,900)
 Interest received                                          13,956       20,319
 Interest paid                                             (39,371)     (40,589)
                                                       -----------   ----------
    Net cash provided by operating activities              570,618      702,381
                                                       -----------   ----------
Cash flows from investing activities:
 Purchases of property and equipment                       (81,380)     (55,511)
                                                       -----------   ----------
    Net cash provided (used) by investing activities       (81,380)     (55,511)
                                                       -----------   ----------
Cash flows from financing activities:
 Principal payments on notes payable                       (14,994)     (13,776)
 Distributions paid to limited partners                   (400,000)    (912,500)
                                                       -----------   ----------
    Net cash provided (used) by financing activities      (414,994)    (926,276)
                                                       -----------   ----------
    Net increase (decrease) in cash
     and temporary investments                              74,244     (279,406)

    Cash and Temporary Investments:
      Beginning of period                                  812,763    1,058,309
                                                       -----------   ----------

              End of period                           $    887,007  $   778,903
                                                       ===========   ==========

Reconciliation of net income to net cash provided by operating activities:

 Net income (loss)                                    $    496,660  $   545,323
                                                       -----------   ----------
 Adjustments  to  reconcile  net  income  to  net  cash  provided  by  operating activities:
    Depreciation and amortization                          127,694      124,364
    (Increase) decrease in accounts receivable             (72,466)     (14,252)
    (Increase) decrease in prepaid expenses                 (2,691)      (4,935)
    Increase (decrease) in accounts payable
      and accrued liabilities                               21,421       51,881
                                                       -----------   ----------
       Total adjustments                                    73,958      157,058
                                                       -----------   ----------
       Net cash provided by
         operating activities                         $    570,618  $   702,381
                                                       ===========   ==========

                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                              Super 8 Motels, Ltd.
                       (A California Limited Partnership)
                          Notes to Financial Statements
                For the Six Months Ending June 30, 1998 and 1997

Note 1:
The attached interim financial statements include all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the period presented.

Users of these interim financial statements should refer to the audited financial statements for the year ended December 31, 1997 for a complete disclosure of significant accounting policies and practices and other detail necessary for a fair presentation of the financial statements.

In accordance with the partnership agreement, the following information is presented related to fees paid or accrued to the General Partner or affiliates for the period.

          Property Management Fees               $101,742

          Franchise Fees                          $39,811

          Partnership Management Fees             $44,444

Note 2:
The following table summarizes the major components of motel operating expenses for the periods reported:

                             Three Months  Six Months  Three Months  Six Months
                                 Ended        Ended        Ended       Ended
                                6/30/98      6/30/98      6/30/97     6/30/97
                              ----------   ----------   ----------   ----------

Salaries and related costs   $   202,151  $   412,082  $   209,029  $   408,523
Rent                              47,755       96,047       48,125       96,036
Franchise and advertising         53,711       99,527       54,142       99,785
Utilities                         43,491       81,217       44,565       86,152
Allocated costs,
 mainly indirect salaries         71,632      146,274       66,470      132,635
Maintenance, repairs and
 replacements                     61,878      111,302       37,801       74,299
Property taxes                    26,416       53,230       24,541       49,370
Property insurance                17,696       34,226       19,615       36,357
Other operating expenses          88,680      173,673      108,191      205,709
                              ----------   ----------   ----------   ----------

Total motel operating
 expenses                    $   613,410  $ 1,207,578  $   612,479  $ 1,188,866
                              ==========   ==========   ==========   ==========


The following additional material contingencies are required to be restated in interim reports under federal securities law: None.

                                                                     APPENDIX 1

                 ACTIONS BY WRITTEN CONSENT OF LIMITED PARTNERS

                              SUPER 8 MOTELS, LTD.,
                        a California limited partnership
                                  2030 J Street
                          Sacramento, California 95814
                                 (916) 442-9183

THIS CONSENT IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND THE GENERAL PARTNER.

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement dated ______________, 1998 and hereby votes all the units of limited partnership interest of Super 8 Motels, Ltd., a California limited partnership (the "Partnership"), held of record by him, her or it as follows:

           Proposal #1. An amendment to the Partnership's Certificate and Agreement of Limited Partnership to grant to the General Partner authority to sell all the Partnership's motels and related personal property to Tiburon Capital Corporation, or a nominee thereof, as specifically set forth under "Amendments to the Partnership Agreement" in the accompanying Consent Solicitation Statement.

                           FOR [  ]         AGAINST [  ]      ABSTAIN [  ]

           Proposal #2. An amendment to the Partnership's Certificate and Agreement of Limited Partnership to grant to the General Partner authority to sell all the Partnership's motels and related personal property to a party or parties yet to be identified, as specifically set forth under "Amendments to the Partnership Agreement" in the accompanying Consent Solicitation Statement.

                           FOR [  ]         AGAINST [  ]      ABSTAIN [  ]

This Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned limited partner. IF NO DIRECTION IS MADE FOR A PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL.

Please sign exactly as name appears below:    When Units are held by joint
                                              tenants, both should sign.  When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such.  If a corporation, please
                                              sign in full corporate name by
                                              president or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.

DATED:   _____________________, 1998


                                            -----------------------------------
                                            Signature

                                            -----------------------------------
                                            Additional signature, if held
                                            jointly
PLEASE MARK, SIGN, DATE AND
RETURN THIS
POSTPAID CONSENT CARD.